Exhibit 10.1

Execution Version

CONFIDENTIAL

ASSET Purchase Agreement

by and among

RUBICON TECHNOLOGIES, INC.,

RUBICON TECHNOLOGIES HOLDINGS, LLC

and

WASTECH CORP.

Dated as of May 7, 2024

i

4.18	Vendors and Customers	23
4.19	Related Persons Transactions	23
4.20	Data Security & Privacy	24
4.21	Included Annual Contract Accounts	24
4.22	Anti-Corruption Matters	24
4.23	Solvency; No Fraudulent Conveyance	25

Article V REPRESENTATIONS AND WARRANTIES OF SELLERS WITH RESPECT TO THE RUBICON INTERNATIONAL EQUITY INTERESTS AND RUBICON GERMANY EQUITY INTERESTS		25
5.1	Organization and Standing	25
5.2	Capitalization.	25
5.3	Business	26

Article VI REPRESENTATIONS AND WARRANTIES OF BUYER		27
6.1	Organization and Standing	27
6.2	Authorization, Validity and Effect	27
6.3	No Conflict; Required Filings and Consents	27
6.4	Legal Proceedings	27
6.5	Financial Capability	27
6.6	No Brokers	28
6.7	Independent Investigation; Acknowledgments; Non-Reliance	28
6.8	Solvency; No Fraudulent Conveyance	28

Article VII REPRESENTATIONS AND WARRANTIES OF the guarantor		29
7.1	Organization and Standing	29
7.2	Authorization, Validity and Effect	29
7.3	No Conflict; Required Filings and Consents	29
7.4	Legal Proceedings	29
7.5	Financial Capability	30

Article VIII COVENANTS AND AGREEMENTS		30
8.1	Commercially Reasonable Efforts; Cooperation	30
8.2	Assignment, Novation and Subcontracting of Technology Business Contracts and New Technology Business Contracts.	30
8.3	Restrictive Covenants	31

8.4	Intellectual Property Matters	32
8.5	Wrong Pockets	35
8.6	Post-Closing Access	35
8.7	Employee Matters	36
8.8	Intercompany Accounts	38
8.9	Shared Contracts	38
8.10	Transfer of Business Intellectual Property	39
8.11	Insurance	40
8.12	Pre-Closing Accounts Receivable	40

Article IX REMEDIES		41
9.1	Survival	41
9.2	Indemnification	42
9.3	Exclusive Remedy	43
9.4	Limitations on Liability	43
9.5	Notice and Determination of Claims	44
9.6	Third Party Claims	45

Article X TAX MATTERS		46
10.1	Allocation of Liability for Taxes	46
10.2	Cooperation; Tax Actions	46
10.3	Transfer Taxes	46
10.4	Allocation	47
10.5	Bulk Sales	47

Article XI MISCELLANEOUS AND GENERAL		47
11.1	Disclaimer; No Additional Representations; No Reliance	47
11.2	Expenses	48
11.3	Successors and Assigns	48
11.4	Third Party Beneficiaries	49
11.5	Further Assurances	49
11.6	Notices	49
11.7	Complete Agreement	50
11.8	Captions	50
11.9	Amendment	50

11.10	Waiver	50
11.11	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	51
11.12	Severability	51
11.13	Counterparts	52
11.14	Enforcement of Agreement	52
11.15	Other Definitional and Interpretive Matters	52
11.16	Disclosure Schedules	54
11.17	Independent Legal Counsel; Continuing Representation	54
11.18	Guarantee	54

Exhibits and Schedules

EXHIBITS
Exhibit A	Definitions	A-1
Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement	B-1
Exhibit C	Form of Transition Services Agreement	C-1
Exhibit D	Form of Assignment of Workspace Membership Agreement	D-1
Exhibit E	Form of Intellectual Property Assignment Agreement	E-1
Exhibit F	Form of Equity Interest Assignment	F-1
Exhibit G	Form of Subcontract Agreement	G-1
Exhibit H	Calculation of Annual Recurring Revenue	H-1
Exhibit I	Purchase Price Allocation Schedule	I-1

asset Purchase Agreement

THIS asset PURCHASE AGREEMENT (this “Agreement”) is dated as of May 7, 2024, and is entered into by and among Rubicon Technologies, Inc., a Delaware corporation (“Parent”), Rubicon Technologies Holdings, LLC, a Delaware limited liability company (“Rubicon Tech Holdings” and together with Parent, “Sellers”), Wastech Corp., a Delaware corporation (“Buyer”), and, solely for purposes of Article VII and Section 11.18 hereof, GAFAPA, S.A. de C.V., a sociedad anónima de capital variable organized under the Laws of Mexico (the “Guarantor”). Sellers and Buyer are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

recitals

WHEREAS, Sellers engage in the business of, among other things, providing (i) fleet management and digitized routing software-as-a-service; (ii) hardware and software to facilitate real-time telematics, service information, vehicle tracking and safety metrics for fleet management; and (iii) cloud-based digital back-office operations for fleet management and third-party logistics software to municipal governments, haulers, recyclers, global waste management, snow removal and street sweeping fleets (including, for the avoidance of doubt, the businesses conducted immediately prior to Closing by Parent and its Subsidiaries under the RUBICONSmartCity, RUBICONPro and RUBICONPremier brands) (the “Technology Business”);

WHEREAS, subject to the terms and conditions set forth herein, Sellers desire to sell and assign to Buyer, and Buyer desires to purchase and assume from Sellers, at the Closing, the Purchased Assets and the Assumed Liabilities; and

WHEREAS, as a material inducement to Sellers’ willingness to enter into this Agreement, the Guarantor desires to unconditionally guarantee the due and punctual payment to Sellers of the Obligations.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the Parties intending to be legally bound hereby agree as follows:

Article I
DEFINITIONS

The terms defined in Exhibit A, whenever used herein, shall have the meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

Article II
The transaction

2.1 Purchase and Sale.

(a) Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall acquire from Sellers, the Purchased Assets, free and clear of any Liens, other than, in the case of the Purchased Assets but excluding the Rubicon International Equity Interests and the Rubicon Germany Equity Interests, Permitted Liens, and Buyer shall assume from Sellers the Assumed Liabilities. Notwithstanding anything herein to the contrary, the Excluded Assets and Excluded Liabilities will be retained by Sellers and not sold, assigned, conveyed, transferred or delivered to Buyer hereunder. For purposes of this Agreement, “Purchased Assets” means all of the assets and properties of Sellers of every kind and description, wherever located, whether real, personal, mixed, tangible or intangible, in each case to the extent Used in the Technology Business and as the same shall exist on the Closing Date, including, for the avoidance of doubt, the following:

(i) all prepaid expenses, including credits, advance payments, claims, security and lease deposits, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to the payment of Taxes) to the extent Used in the Technology Business;

(ii) all inventory, furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (and any leases related to the foregoing), including, subject to the terms of the Workspace Membership Agreement, any of the foregoing located at the Workspace and all workplans, methodologies and training materials, in each case to the extent Used in the Technology Business (including, for the avoidance of doubt, all business computers and business telephones of the Transferring Employees);

(iii) except for (x) any Unassignable Contract, which shall be treated in accordance with Section 8.2(a) and (b), and (y) any Business Shared Contract, which shall be treated in accordance with Section 8.9, each of the Contracts set forth on Schedule 2.1(a)(iii) (the “Assigned Contracts” and together with the Unassignable Contracts and the Business Shared Contracts, the “Technology Business Contracts”);

(iv) all rights of Sellers in and to the Workspace, including the Workspace Membership Agreement;

(v) all Intellectual Property, Software and Information Systems (w) owned by any third party to the extent related to the Technology Business (in accordance with Sections 8.2 and 8.9), (x) owned or purported to be owned by any Transferred Entity, (y) owned or purported to be owned by any Seller or any of its Subsidiaries and Used in the Technology Business, or (z) otherwise set forth on Schedule 4.13(a) and Schedule 4.13(b), in the case of (w) through (y), unless indicated as an Excluded Asset on the Seller Disclosure Schedules (the “Business Intellectual Property”), together with all rights of any Seller or any of its Subsidiaries to (A) sue and recover for past, present and future infringement, misappropriation, or other violations thereof and (B) to collect past, present and future royalties, proceeds and other payments in relation thereto;

(vi) the Rubicon International Equity Interests; provided, however, that Buyer is not acquiring any assets or assuming any liabilities that would not otherwise constitute Purchased Assets or Assumed Liabilities;

(vii) each of the Permits to the extent Used in the Technology Business;

(viii) all rights, claims and defenses, including under warranties, indemnities and all similar rights against third parties, including all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by any Seller, whether arising by way of counterclaim or otherwise, in each case to the extent Used in the Technology Business;

(ix) originals, or where not available, copies, of all files, documents, books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data, sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, credit information and similar data relating to customers, distributors, resellers, channel partners, strategic partners, vendors, suppliers, contractors and service providers, technical information, drawings, specifications and other engineering data, user data or data associated with or derived from Internet websites, personnel data and employee master payroll information, in each case, to the extent Used in the Technology Business (the “Business Records”);

(x) fifty percent (50%) of all Included Annual Contract Accounts;

(xi) all Post-Closing Accounts Receivable; and

(xii) all goodwill of the Technology Business or associated with any of the Purchased Assets.

(b) Excluded Assets. Buyer expressly understands and agrees that the Purchased Assets shall not include, and each Seller shall retain, any and all right title and interest in, to and under the properties, assets and rights of every kind and description, wherever located, whether real, personal, mixed, tangible or intangible, of such Seller other than the Purchased Assets (the “Excluded Assets”). Specifically, and without in any way limiting the generality of the first sentence of this Section 2.1(b), the Purchased Assets shall not include, and Buyer shall not acquire:

(i) any rights in or to any Seller’s franchise to be a limited liability company and its company seal, minute books, equity ledger and other records relating to its existence and capitalization;

(ii) any equity interest in any Seller or in any other Person in which any Seller owns any equity interest (other than Rubicon International);

(iii) the consideration to be delivered by Buyer to any Seller pursuant to this Agreement and all other rights of any Seller under this Agreement and the Seller Documents;

(iv) any Cash and Cash Equivalents of any Seller;

(v) any intercompany receivables of any Seller payable by an Affiliate of such Seller, other than amounts due and owing for products sold and services provided by the Technology Business;

(vi) any rights to refunds or credits with respect to any Taxes paid or incurred by any Seller (and rights to refunds for Taxes relating to the Technology Business, Purchased Assets, or the Transferring Employees for any Pre-Closing Tax Period (or portion thereof)) to the extent such Taxes were paid by Seller, together with any related interest received or due from the relevant taxing authority, any prepaid Taxes or other rights to Taxes paid by or of any Seller;

(vii) any and all rights of any Seller in or to (A) any Intellectual Property, Software and Information Systems (1) owned by a third party to the extent not related to the Technology Business or (2) owned by any Seller or any of its Subsidiaries that are not Used in the Technology Business (but, for the avoidance of doubt, excluding any Business Intellectual Property), (B) the Seller Marks, and (C) any other Intellectual Property or Software indicated as an Excluded Asset on the Seller Disclosure Schedules (but, for the avoidance of doubt, excluding the Business Intellectual Property set forth on Schedule 4.13(a) and Schedule 4.13(b));

(viii) any prepaid items, claims for contribution, indemnity rights and similar claims and causes of action and other intangible rights to the extent any of the foregoing relate exclusively or primarily to any Excluded Asset or to any Excluded Liability, and all privileges related thereto;

(ix) subject to Buyer’s rights under Section 8.11, any Seller’s rights in, to and under the Insurance Policies;

(x) any books, records, files or other embodiments of information not otherwise constituting Business Records;

(xi) any Seller’s rights, claims or causes of action against third parties primarily or exclusively relating to any Excluded Asset or any Excluded Liability;

(xii) each Employee Plan, including all assets with respect thereto and all related administrative services Contracts;

(xiii) each of the assets set forth on Schedule 2.1(b)(xiii); and

(xiv) all Pre-Closing Accounts Receivable.

(c) Assumed Liabilities. Except as expressly provided in this Section 2.1(c), Buyer shall not assume, in connection with the transactions contemplated by this Agreement, any Liability of any Seller whatsoever, and Sellers shall retain responsibility for all Liabilities accrued as of or on the Closing Date and all Liabilities arising from Sellers’ operations prior to or on the Closing Date, whether or not accrued and whether or not disclosed. As the sole exception to the immediately preceding sentence, and subject to Section 2.1(d), upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge in accordance with their terms, whether arising prior to, on or after the Closing Date (to the extent not performed or satisfied as of the Closing Date), all of Sellers’ following Liabilities to the extent primarily or exclusively relating to the Technology Business (collectively, the “Assumed Liabilities”):

(i) all trade accounts payable of Sellers to third parties to the extent related to the Technology Business that remain unpaid as of the Closing Date as set forth on Schedule 2.1(c)(i) and all other current Liabilities set forth on Schedule 2.1(c)(i); and

(ii) all Liabilities to the extent arising under or relating to the Technology Business Contracts and the Business Shared Contracts (to the extent such Liabilities primarily or exclusively relate to the Technology Business), to the extent such Liabilities are not required to be performed on or prior to the Closing Date, accrue and relate to the operations of the Technology Business subsequent to the Closing Date and do not arise from or relate to any breach or default by any Seller of or under such Assigned Contract; provided, however, that notwithstanding anything to the contrary in this Agreement, Buyer is not acquiring any assets or assuming any liabilities that would not otherwise constitute Purchased Assets or Assumed Liabilities.

(d) Excluded Liabilities. Specifically, and without in any way limiting the generality of the first sentence of Section 2.1(c), the Assumed Liabilities shall not include, and Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following Liabilities of Sellers (together with all Liabilities that are not Assumed Liabilities, the “Excluded Liabilities”):

(i) any intercompany Liabilities owed by a Seller to an Affiliate of such Seller;

(ii) any Indebtedness of any Seller or Rubicon International or Rubicon Germany, including any Liabilities of any Seller, Rubicon International, Rubicon Germany or of the Technology Business under, pursuant to or in connection with any of the Existing Credit Agreements and including, for the avoidance of doubt, any Liabilities under, pursuant to or in connection with any letters of credit, performance bonds, bid bonds or other sureties of any kind whether drawn or undrawn;

(iii) any Transaction Expenses;

(iv) any Liabilities of a Seller relating to or arising out of any of the Excluded Assets;

(v) any Liabilities for any Excluded Tax;

(vi) except as provided in Section 8.7 or under the TSA, any Liabilities under any Employee Plan, including Liabilities for any sales commissions or incentives and any variable compensation or bonus plans;

(vii) except as provided in Section 8.7 or under the TSA, any Liabilities to or with respect to Sellers’ employment of any current or former employee, officer, director or consultant of Sellers;

(viii) any Liabilities relating to, resulting from or arising out of (A) claims made in pending or future Actions or (B) claims based on violations of Law, breach of Contract, employment practices, or environmental, health and safety matters or any other actual or alleged failure of any Seller to perform any obligation, in each case arising out of, or relating to, (x) events that shall have occurred, (y) services performed, or (z) the operation of the Technology Business, prior to the Closing;

(ix) any Liabilities relating to, resulting from or arising out of any former operations of any Seller or predecessor entities thereof that have been discontinued or disposed of prior to the Closing;

(x) any Liabilities relating to, resulting from or arising out any non-compliance by any Seller with any applicable bulk sales Law;

(xi) except as expressly set forth in Section 2.1(c), all other Liabilities to the extent arising out of or relating to Sellers’ ownership or operation of the Technology Business and the Purchased Assets prior to the Closing Date, including any Action arising from Sellers’ operation of the Technology Business prior to the Closing Date and all Liabilities relating to compensation or other arrangements with respect to any Transferring Employee prior to the Closing Date; and

(xii) each of the Liabilities set forth on Schedule 2.1(d)(xii).

2.2 Purchase Price. In consideration for the Purchased Assets, Buyer shall (i) assume the Assumed Liabilities as provided in Section 2.1(c) and (ii) pay to Parent cash in an amount equal to the Total Consideration. The “Total Consideration” shall be equal to (x) the Closing Date Consideration minus (y) the Working Capital Adjustment. At the Closing, Buyer shall pay to Parent the Total Consideration.

2.3 [Reserved].

2.4 Earn-Out.

(a) As additional consideration for the Purchased Assets, if applicable, Buyer shall pay to Parent (on behalf of Sellers) $12,500,000 (the “Earn-Out Payment”) if the Technology Business achieves Annual Recurring Revenue equal to or greater than $29,000,000 (the “Earn-Out Event”) on or prior to December 31st, 2024.

(i) In the event the date of the Requisite Stockholder Approval of a Take-Private Transaction occurs prior to December 31st, 2024, Buyer shall, prior to the consummation of such Take-Private Transaction, pay $2,500,000 in the aggregate to the holders of record of the issued and outstanding Class A shares of Parent and issued and outstanding Class B units of Rubicon Tech Holdings as of the record date of the meeting at which the Requisite Stockholder Approval is obtained, which payment, for the avoidance of doubt, will be made on a pro rata basis, and the Earn-Out Payment, if payable, shall be decreased by the same amount. For the avoidance of doubt, Buyer agrees and acknowledges that the payment set forth in this Section 2.4(a)(i) is not contingent on the occurrence of the Earn-Out Event and shall become payable in full upon any Requisite Stockholder Approval of a Take-Private Transaction which occurs prior to December 31st, 2024. Buyer hereby agrees and acknowledges that the holders of record of the issued and outstanding Class A shares of Parent and issued and outstanding Class B units of Rubicon Tech Holdings as of the record date of the meeting at which the Requisite Stockholder Approval is obtained are express third-party beneficiaries of this Section 2.4(a)(i), entitled to enforce it against Buyer as if they were a party hereto.

(b) Procedures Applicable to Determination of the Earn-Out Payments.

(i) On or before March 31st, 2025 (the “Earn-Out Calculation Delivery Date”), Buyer shall prepare and deliver to Parent a written statement (the “Earn-Out Calculation Statement”) setting forth in reasonable detail its determination of Annual Recurring Revenue for fiscal year 2024 and its calculation of the resulting Earn-Out Payment (the “Earn-Out Calculation”).

(ii) Parent shall have forty-five (45) days after receipt of the Earn-Out Calculation Statement (the “Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein. During the Review Period, Parent and its accountants and other Representatives shall have the right to inspect Buyer’s books and records (to the extent related to the Technology Business) during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Annual Recurring Revenue, the Earn-Out Calculation and the resulting Earn-Out Payment. Prior to the expiration of the Review Period, Parent may object to the Earn-Out Calculation set forth in the Earn-Out Calculation Statement by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Buyer. Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by Parent and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Parent fails to deliver an Earn-Out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall be final and binding on the parties hereto. If Parent timely delivers an Earn-Out Calculation Objection Notice, Buyer and Parent shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of Annual Recurring Revenue and the Earn-Out Payment. If Buyer and Parent are unable to reach agreement within thirty (30) days after such an Earn-Out Calculation Objection Notice has been given, then Buyer and Parent jointly shall engage the dispute resolution group of a nationally-recognized, independent accounting firm (such accounting firm, the “Accounting Firm”), who, acting as experts and not arbitrators, shall resolve the unresolved disputed items. Parent and Buyer will enter into a customary engagement agreement (and, for the avoidance of doubt, shall each pay 50% of any advance retainer required by the Accounting Firm) with the Accounting Firm and agree to cooperate in good faith with the Accounting Firm during the term of its engagement. The Accounting Firm shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Accounting Firm, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. The Accounting Firm shall (i) resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Parent and not by independent review and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. Following the delivery of the presentations, Buyer and Parent may each submit a response to the other Party’s presentation. The resolution of the dispute and the calculation of Annual Recurring Revenue that is the subject of the applicable Earn-Out Calculation Objection Notice by the Accounting Firm shall be final and binding on the parties hereto. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Accounting Firm shall be borne by Parent and Buyer in proportion to the amounts by which their respective calculations of Annual Recurring Revenue differ from Annual Recurring Revenue as finally determined by the Accounting Firm.

(c) At any time prior to the payment of the Earn-Out Payment to Parent (or a final determination that no further Earn-Out Payments are or may be payable to Parent), if Buyer effects a sale, lease, exchange or other transfer, directly or indirectly, in one transaction or a series of related transactions, of all or substantially all of the assets of the Technology Business or a merger, consolidation, recapitalization or other transaction in which any Person other than Buyer or any wholly owned subsidiary of Buyer becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power or assets of the Technology Business, Buyer (and Guarantor) shall (i) remain responsible for all of its obligations with respect to the Earn-Out Payment set forth in subsection (a) hereof; and (ii) make provision for the transferee, lessee, or successor to assume and succeed to the obligations of Buyer (and Guarantor) set forth in this Section 2.4.

(d) Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Technology Business; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding the Earn-Out Payment hereunder.

(e) Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.4 (excluding Section 2.4(a)(i)) any Losses to which any Buyer Indemnitees may be entitled under Article IX of this Agreement or any other Ancillary Agreement.

(f) The Parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer the Technology Business (ii) Sellers shall not have any rights as a securityholder of Buyer as a result of Sellers’ contingent right to receive any Earn-Out Payment hereunder, and (iii) no interest is payable with respect to any Earn-Out Payment.

(g) Buyer and Sellers intend that for federal, state, local and foreign Tax purposes, the Earn-Out Payment (excluding any payment in accordance with Section 2.4(a)(i)) shall be treated as an adjustment to the consideration for the purchase and sale of the Purchased Assets. Any payment made in accordance with Section 2.4(a)(i) shall be treated for U.S. federal income tax purposes as an adjustment to the consideration for the purchase and sale of the Purchased Assets followed by a distribution of the cash proceeds thereof by Sellers, through the legal chain of entities, to the ultimate recipients thereof. Buyer and Sellers shall file all Tax Returns in accordance with such intended treatment as set forth in this Section 2.4(g) and shall not take any position inconsistent therewith before any governmental agency charged with the collection of any Tax or in any judicial proceeding.

2.5 Withholding. Sellers and Buyer (as appropriate) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required by applicable Tax Law to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. If any amounts are to be withheld pursuant to the preceding sentence, Buyer shall give prompt notice to such Person and cooperate with such Person in good faith to reduce or mitigate such withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Article III
CLOSING AND DELIVERIES

3.1 Closing. The closing and consummation of the transactions contemplated hereby (the “Closing”) shall take place remotely via electronic transmission of documentation (such as by use of .pdf), on the date hereof; provided, for accounting purposes, the Closing shall be deemed to have occurred as of 12:01 a.m. EST on the Closing Date (such time, the “Effective Time”). The date on which the Closing occurs is herein referred to as the “Closing Date.” All proceedings to be taken and all documents to be executed and delivered by all the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2 Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver or cause to be delivered to Buyer the following items:

(a) a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit B (the “Bill of Sale”), duly executed by each Seller;

(b) a Transition Services Agreement, in the form attached hereto as Exhibit C (the “TSA”), duly executed by Rubicon Tech Holdings;

(c) an Assignment of Workspace Membership Agreement, in the form attached hereto as Exhibit D (the “Workspace Assignment”), with respect to the Workspace, duly executed by Rubicon Tech Holdings;

(d) an Intellectual Property Assignment Agreement, in the form attached hereto as Exhibit E (the “IP Assignment”), duly executed by Rubicon Tech Holdings;

(e) an Equity Interest Assignment, in the form attached hereto as Exhibit F (the “Equity Interest Assignment”);

(f) a certificate (the “Seller Officer Certificate”) dated as of the Closing Date, duly executed by an officer of each Seller, given by him or her on behalf of such Seller and not in his or her individual capacity, certifying as to the effectiveness of the resolutions of the Governing Body of such Seller authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded;

(g) certificates of the Secretary of State of the State in which each Seller is organized as to the good standing of such Seller in such jurisdiction as of a reasonably recent date;

(h) a properly completed and executed IRS Form W-9 from each Seller (each, a “Seller W-9”);

(i) a certificate, duly completed and executed by each Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations promulgated under the Code, certifying that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(j) the duly executed resignations of all directors, officers and managers of Rubicon International and Rubicon Germany, as applicable, in form and substance reasonably satisfactory to Buyer; and

(k) (i) executed Consents from the lenders or their Representatives and agents under each of the Existing Credit Agreements permitting the purchase of the Purchased Assets by the Buyer and (ii) lien releases (including UCC termination statements or amendments) from the lenders or their Representatives and agents under each of the Existing Credit Agreements releasing the Purchased Assets from any and all Liens under each of the Existing Credit Agreements, in the case of clauses (i) and (ii) in form and substance satisfactory to the Buyer and delivered to Buyer prior to the Closing.

3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Sellers the following items:

(a) the Closing Date Consideration;

(b) the Bill of Sale, duly executed by Buyer;

(c) the TSA, duly executed by Buyer;

(d) the Workspace Assignment, duly executed by Buyer;

(e) the IP Assignment, duly executed by Buyer;

(f) the Equity Interest Assignment, duly executed by Buyer;

(g) a certificate (the “Buyer Officer Certificate”) dated as of the Closing Date, duly executed by an officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to the effectiveness of the resolutions of the Governing Body of Buyer authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded;

(h) a certificate of the Secretary of State of the State in which Buyer is organized as to the good standing of Buyer in such jurisdiction as of a reasonably recent date;

(i) a certificate (the “Guarantor Officer Certificate”) dated as of the Closing Date, duly executed by an officer of the Guarantor, given by him or her on behalf of the Guarantor and not in his or her individual capacity, certifying as to the effectiveness of the resolutions of the Governing Body of the Guarantor authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; and

(j) a Constancia de Situación Fiscal of the Secretary of Finance and Public Credit of Mexico in which the Guarantor is organized as to the good standing of the Guarantor in such jurisdiction as of a reasonably recent date.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules referenced in this Article IV (collectively, the “Seller Disclosure Schedules”), which shall qualify the corresponding representations and warranties of Sellers set forth in this Article IV (subject in each case to Section 11.16), Sellers, jointly and severally, represent and warrant to and for the benefit of Buyer that the following statements are true as of the Closing Date:

4.1 Organization and Standing. Rubicon Tech Holdings is a limited liability company and is duly formed, validly existing and in good standing under the Laws of the State of Delaware. Parent is a corporation and is duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each Seller is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect.

4.2 No Brokers. Except as set forth on Schedule 4.2, no broker, finder or similar agent has been engaged by or on behalf of Sellers, and no Person with which Sellers have had any dealings is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby. Following the Closing, neither Buyer nor any of its Affiliates will have any Liability to any broker, finder or similar agent based on any arrangement made by any Seller or any of its Affiliates.

4.3 Authority, Validity and Effect. Each Seller has all power and authority to (a) carry on its respective business as it pertains to the Technology Business and to own, lease and operate its properties and assets related to the Technology Business and (b) enter into and perform its obligations under this Agreement and the other agreements contemplated hereby to which it is a party (the “Seller Documents”) and to consummate the transactions contemplated hereby and thereby, and this Agreement and the Seller Documents have been, or (as applicable) will be as of the Closing, duly executed and delivered by the Seller party thereto pursuant to all necessary authorizations and are (or will be) the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (collectively (i) and (ii) together, the “General Enforceability Exceptions”).

4.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement or the Seller Documents by either Seller, nor the consummation by Sellers of the transactions contemplated hereby or thereby, nor compliance by Sellers with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of such Seller or any of its Subsidiaries, (ii) except as set forth on Schedule 4.4(a)(ii), constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to or material loss of benefit under (in each case, with or without notice or lapse of time or both), any Material Contract, or result in the creation or imposition of a Lien upon the Purchased Assets, in each case, except as would not have a material impact on the Technology Business or the ability of Sellers to consummate the transactions contemplated by this Agreement, or (iii) subject to receipt of the requisite approvals referred to on Schedule 4.4(b), to the Sellers’ Knowledge, violate any Order or Law applicable to Sellers or any of their Subsidiaries or their respective properties or assets.

(b) Except as set forth on Schedule 4.4(b), no Consent is required to be obtained by Sellers or any of their Subsidiaries in connection with the execution or performance of or the consummation by Sellers of the transactions contemplated by this Agreement and the Seller Documents, other than any Consent which, if not obtained, would not be material to the Technology Business.

4.5 Financial Statements.

(a) Copies of the following financial statements are attached to Schedule 4.5(a): (i) the profit and loss statement of the Technology Business (the “Interim Financial Data”) for each calendar month during the twenty-four (24)-month period ended December 31, 2023, (ii) the unaudited summary of working capital of the Technology Business for each calendar month during the twelve (12)-month period ended December 31, 2023 and (iii) the unaudited summary of working capital for the Technology Business (the “Interim Summary of Working Capital”) for the two (2)-month period ended February 29, 2024 (the “Working Capital Date”). The financial data and summaries of working capital referred to in Sections 4.5(a)(i), (a)(ii) and (a)(iii) (collectively referred to as the “Financial Statements”) fairly present in all material respects (A) the financial position, condition, assets and liabilities of the Technology Business as of the dates therein specified and (B) the results of operations of the Technology Business for the periods indicated therein.

(b) The Financial Statements were derived from (i) the books and records of Parent and (ii) other than with respect to the Interim Financial Data and the Interim Summary of Working Capital, the audited, consolidated financial statements of Parent for the same year-end periods then ending, which were prepared in accordance with GAAP.

(c) Neither the Technology Business nor any Seller to the extent related to the Purchased Assets has any material Liabilities except (i) Liabilities reflected in the Financial Statements, (ii) Liabilities that have arisen after the Working Capital Date in the Ordinary Course of Business, or (iii) Liabilities arising in connection with the negotiation, documentation and execution of this Agreement and the transactions contemplated hereby.

(d) Neither the Technology Business nor any Seller maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act.

4.6 Taxes. Except as set forth on Schedule 4.6:

(a) Sellers (i) have timely filed or caused to be filed (taking into account available extensions) all material Tax Returns that are required to be filed (A) by it that relate to the Technology Business, the Purchased Assets, or the Transferring Employees or (B) by the Transferred Entities, (ii) paid (or caused to be paid) all Taxes which are due and payable on such Tax Returns, and (iii) paid (or caused to be paid) all material Taxes otherwise due and payable by the Transferred Entities or that relate to the Technology Business, the Purchased Assets, or the Transferring Employees.

(b) Solely with respect to the Technology Business, Sellers have withheld all material Taxes from payments to its employees, agents, contractors, and nonresidents and remitted such amounts to the proper Governmental Authority in accordance with applicable Law. The Transferred Entities have withheld all material Taxes from payments to its employees, agents, contractors, and nonresidents and remitted such amounts to the proper Governmental Authority in accordance with applicable Law.

(c) There are no Liens for unpaid Taxes on the Purchased Assets, which Liens will remain after Closing. There are no Liens for unpaid Taxes on any assets of the Transferred Entities, other than Permitted Liens.

(d) With respect to any Tax year the statute of limitations with respect to which is open, no claim has been made in writing by a Tax authority in a jurisdiction in which a Seller or a Transferred Entity, as the case may be, does not file Tax Returns that such Seller or Transferred Entity is subject to taxation by that jurisdiction with respect to the Technology Business or the Purchased Assets.

(e) With respect to any Tax year the statute of limitations with respect to which is open, Sellers have collected and remitted to the appropriate Taxing jurisdictions all material sales and use Taxes with respect to the Technology Business. With respect to any Tax year the statute of limitations with respect to which is open, the Transferred Entities have collected and remitted to the appropriate Taxing jurisdictions all material sales and use Taxes.

(f) There is no claim, audit, action, suit, investigation, or other proceeding pending or threatened in writing against, or with respect to, a material amount of Taxes relating to the Transferred Entities, the Technology Business, or the Purchased Assets that could reasonably be expected to give rise to a Liability for Buyer or any of its Subsidiaries (including the Transferred Entities).

(g) None of the Transferred Entities (i) are or have ever been a member of an affiliated group within the meaning of Section 1504(a) of the Code, or any other tax group under any provision of state, local, or foreign Tax Law, or (ii) have any liability for Taxes of any other Person as transferee or successor, by contract, or otherwise.

(h) Rubicon Germany is classified as a corporation for U.S. federal income tax purposes and is a “controlled foreign corporation” (within the meaning of Section 957 of the Code) with respect to which Rubicon International is a United States shareholder (within the meaning of Section 951(b) of the Code).

(i) None of the Transferred Entities has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local, or foreign Tax Law).

(j) Rubicon International will not be required to recognize after the Closing Date any taxable income as a result of any inclusion under Section 965 of the Code or any election under Section 965(h) of the Code.

4.7 Title to Personal Property; Sufficiency of Assets.

(a) Each Seller has, and Buyer will acquire pursuant to the transactions contemplated by this Agreement, (in the case of owned personal property) good title to, or (in the case of leased personal property), a valid leasehold interest in all of the Purchased Assets or thereafter acquired by Sellers (to the extent such assets constitute Purchased Assets hereunder), free and clear of all Liens except for, in the case of the Purchased Assets but excluding the Rubicon International Equity Interests and the Rubicon Germany Equity Interests, Permitted Liens. The Business Employees are the only individuals who are employed by any Seller or any of its Affiliates who devote 50% or more of his or her services to the Technology Business. No Seller has guaranteed any obligations of the Technology Business under any letter of credit, bid bond or performance bond.

(b) On the Closing Date (assuming receipt of all Consents relating to the matters set forth in Schedule 4.4(a) or as contemplated by Section 4.4(b)), except (i) for Cash and Cash Equivalents and (ii) as set forth on Schedule 4.7(b), the Purchased Assets will, taking into account the TSA, constitute all of the assets (A) necessary to conduct the Technology Business immediately following the Closing in all material respects as it is presently conducted and (B) Used in the Technology Business; provided, however, that nothing in this Section 4.7(b) shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of the Technology Business’ net working capital (or the availability of the same); provided, further, that this Section 4.7(b) shall not be deemed to be breached as a result of any action for which Buyer has provided its consent.

(c) The Purchased Assets are in good operating condition (normal wear and tear excepted) and are fit, in all material respects, for use in the Ordinary Course of Business. No Person holds any option, right of first offer, right of refusal or similar right to purchase any Purchased Asset. All of the Purchased Assets have been operated and maintained in accordance with relevant industry standards, in all material respects. Assuming continued maintenance is carried out in accordance with past practice, the Purchased Assets are adequate and available for their current use, except as would not reasonably be expected to be, individually or in the aggregate, material to the Technology Business.

(d) Except as set forth on Schedule 4.7(d), there are no Shared Contracts (such Shared Contracts, the “Business Shared Contracts”).

4.8 Real Property.

(a) Sellers do not own, and have not owned, any real property Used in the Technology Business.

(b) Schedule 4.8(b) sets forth the address of the Workspace, and a true and complete list of each agreement under which a Seller has rights to use or occupy the Workspace. A true and complete copy of the Workspace Membership Agreement has been made available to the Buyer.

(c) (i) The Workspace Membership Agreement is legal, binding, enforceable and in full force and effect and a Seller has a valid; (ii) no Seller is and, to the Sellers’ Knowledge, none of the other counterparties thereto is, in material breach or default under the Workspace Membership Agreement, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent under the Workspace Membership Agreement; and (iii) no Seller has subleased, licensed or otherwise granted any Person the right to use or occupy the Workspace or any portion thereof.

(d) The Workspace identified on Schedule 4.8(b) comprises all of the real property Used in the Technology Business.

(e) Neither Seller nor any of its Affiliates has received written notice under the Workspace Membership Agreement claiming that any Seller is in default in its material obligations as tenant under the Workspace Membership Agreement.

4.9 Permits. Each Seller possesses, and is in compliance in all material respects with all terms and conditions of, all licenses, approvals, permits, registrations and authorizations of any Governmental Authority necessary to operate the Technology Business as currently conducted and to own, lease and operate its properties and assets related to the Technology Business (collectively, “Permits”) and all such Permits are valid, final, and in full force and effect, except those the absence of which or the failure with which to comply would not reasonably be expected to be material to the Technology Business. No Seller is in default or violation under any of the Permits, and, to the Sellers’ Knowledge, no event, circumstances or state of facts has occurred which, with notice or the lapse of time or both, would constitute a default of or violation under any of the Permits, except for those defaults or violations that would not reasonably be expected to be material to the Technology Business. There are no Actions pending or, to the Sellers’ Knowledge, threatened relating to the suspension, revocation or modification of any of the Permits.

4.10 Employee Benefit Plans.

(a) Schedule 4.10(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) all other severance pay, salary continuation, bonus, incentive compensation, stock option, stock purchase, equity incentive, retirement, pension, profit sharing, welfare, fringe benefit, retention, change of control, employment or deferred compensation, fringe benefit, commission, termination and any other benefit or compensation plans, Contracts, programs, funds, or arrangements of any kind that, in each case, are sponsored, maintained or contributed to by Sellers or any of their Affiliates for the benefit of any current or former Business Employee, or with respect to which any Seller has any Liability in respect of any current or former Business Employee, including as a result of an affiliation with an ERISA Affiliate (all of the above being hereinafter individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively).

(b) Copies of the following materials have been delivered or made available to Buyer with respect to each Employee Plan, to the extent applicable: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination, advisory or opinion letters from the Internal Revenue Service (the “IRS”) with respect to any of the Employee Plans, (iii) all current summary plan descriptions and all summaries of material modifications thereto, and the most recent annual reports and summary annual reports with respect to any of the Employee Plans and (iv) all insurance policies, trust agreements, or other funding arrangements.

(c) Except as would not reasonably be expected to result in any liability to Buyer, each Employee Plan has been maintained, funded, operated, and administered in all material respects in compliance with its terms and any related documents or agreements and with all applicable Laws.

(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified (or, in the case of a preapproved plan, is entitled to rely on a favorable opinion or advisory letter issued to the preapproved plan sponsor by the IRS), and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the loss of such tax exemption.

(e) Except as set forth on Schedule 4.10(e), no Seller maintains or contributes to or has any Liability under, or has at any time within the prior six (6) years maintained or had an obligation to contribute to, (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, whether or not subject to ERISA; (ii) a pension plan that is or was subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; or (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code; (iv) a plan subject to Title IV of ERISA; or (v) a multiple employer plan, as described in Section 413(c) of ERISA or a plan described in Sections 4063 or 4064 of ERISA.

(f) With respect to each group health plan benefiting any current or former Business Employee that is subject to Section 4980B of the Code, Sellers have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”).

(g) Except as set forth on Schedule 4.10(g), no Employee Plan provides for any Business Employee benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by COBRA for which the recipient pays the entire premium cost.

(h) Except as set forth on Schedule 4.10(h), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement, either alone or in conjunction with any other event, by any Business Employee who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

4.11 Material Contracts.

(a) Set forth on Schedule 4.11(a) is a list of the following Contracts to which any Seller or its Subsidiaries is a party and that relate to the Technology Business (the Contracts required to be set forth on Schedule 4.11(a), collectively, the “Material Contracts”):

(i) each Contract (A) limiting the right of a Seller or any of its Subsidiaries to (x) engage in or compete with any Person in any business or in any geographical area or (y) solicit or hire any customer, (B) containing exclusivity or minimum purchase obligations binding on any Seller or any of its Subsidiaries or (C) containing any “most favored nation” or similar pricing provision binding on any Seller or any of its Subsidiaries or that contains a right of first refusal, first offer, first negotiation or any other exclusivity, requirements or output provisions, including any Contract that is considered a so called take-or-pay or keep well Contract;

(ii) each (A) collective bargaining Contract or other Contract with any labor union, organization or association and (B) Contract with a professional employer organization, temp agency, employee leasing agency or labor contractor;

(iii) each Contract providing for severance, retention, change in control or other similar payments or benefits for any Business Employee;

(iv) (A) each Contract pertaining to employment arrangements with any Business Employee that provides for annual compensation in excess of $200,000 and which is not terminable on ninety (90) or fewer days’ notice by a Seller or any of its Subsidiaries without liability for any material penalty or severance payment, and (B) each Contract with any consultant or independent contractor that provides for annual compensation in excess of $200,000 and which is not terminable on ninety (90) or fewer days’ notice by a Seller or any of its Subsidiaries without liability for any material penalty or termination payment;

(v) each Contract with any Seller or any Affiliate of a Seller, including any Related Party Agreement;

(vi) each Contract with a Significant Vendor;

(vii) each Contract with a Significant Customer;

(viii) each outstanding statement of work or outstanding purchase order relating to statements of work issued under any Contract referred to in clause (vii) above that involves aggregate payments of over $750,000.

(ix) each Contract with any Governmental Authority;

(x) each Contract that is a settlement or conciliation agreement that imposes any obligations upon the Technology Business after the date of this Agreement;

(xi) each Contract (or group of related Contracts) requiring any capital commitment or capital expenditure (or series of capital expenditures) by either Seller or any of its Subsidiaries after the date hereof in an amount in excess of $300,000 individually or $750,000 in the aggregate;

(xii) each Contract pursuant to which any Seller or any of its Subsidiaries is the lessee of any personal property, which provides for annual payments in excess of $300,000;

(xiii) the Workspace Membership Agreement;

(xiv) each joint venture Contract or Contract that creates a “partnership” under applicable Law;

(xv) each Contract relating to the acquisition or disposition of any business (whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise);

(xvi) each Contract (i) relating to Indebtedness or (ii) that subjects any Purchased Asset to a Lien;

(xvii) each Contract with respect to Intellectual Property, Software or Information Systems, in each case, (A) that is material to the Technology Business and (B) that is not otherwise set forth on Schedule 4.11(a); and

(xviii) each Contract with respect to any continuing earn-out or indemnification obligations, except in the case of indemnification obligations, entered into in the Ordinary Course of Business.

(b) Sellers have heretofore made available to Buyer true and correct copies of all Material Contracts, including all amendments and modifications thereto. Except as set forth on Schedule 4.11(b), each Material Contract is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of one or more Sellers or their respective Subsidiaries, and, to the Sellers’ Knowledge, of the other parties thereto, subject only to the General Enforceability Exceptions. There is no material breach or default by any Seller or any of its Subsidiaries or, to the Sellers’ Knowledge, by any third party under any Material Contract, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default would permit termination, modification or acceleration thereof by any party to such Material Contract. No Seller or any of its Subsidiaries has received written notice of the intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or accelerate the obligations of such Seller or its Subsidiary thereunder.

4.12 Legal Proceedings and Compliance. Except as set forth on Schedule 4.12, (a) there is, and since the Lookback Date has been, no Action pending or, to the Sellers’ Knowledge, threatened against or involving the Technology Business, except as would not, individually or in the aggregate, reasonably be expected to be material to the Technology Business, and (b) each of the Sellers and their Subsidiaries is, and since the Lookback Date has been, in compliance with all applicable Laws and Orders in all respects, except in each case where such noncompliance with Law or Order would not, individually or in the aggregate, reasonably be expected to be material to the Technology Business.

4.13 Intellectual Property.

(a) Schedule 4.13(a) contains a list of all Business Intellectual Property owned or purported to be owned by any Seller or any of its Subsidiaries that is the subject of an issued patent or a trademark, copyright or domain name registration or an application for any of the foregoing or that is material to the Technology Business.

(b) Schedule 4.13(b) contains a list of all Software that is Business Intellectual Property owned, purported to be owned or Used by any Seller or any of its Subsidiaries and that is material to the Technology Business.

(c) Except as set forth on Schedule 4.13(c), (i) a Seller exclusively owns the entire right, title and interest in and to the Business Intellectual Property listed on Schedule 4.13(a), free and clear of all Liens, except for Permitted Liens, and (ii) a Seller either (A) exclusively owns the entire right, title and interest in and to the Software listed on Schedule 4.13(b), free and clear of all Liens, except for Permitted Liens; or (B) has a valid contractual right or license to use the same in the conduct of the Technology Business except, in each case, as would not reasonably be expected to adversely affect the Technology Business (taken as a whole) in any material respect.

(d) Except as set forth on Schedule 4.13(d), to the Sellers’ Knowledge: (i) all registrations for Business Intellectual Property identified on Schedule 4.13(a) are valid and in force, and all applications to register Business Intellectual Property so identified are pending and in good standing, all without challenge of any kind; (ii) the Business Intellectual Property (other than with respect to pending applications) is valid and in force; and (iii) no other Person is infringing, misappropriating or otherwise violating on any of the Business Intellectual Property.

(e) Except as set forth on Schedule 4.13(e), since the Lookback Date: (i) no infringement, misappropriation or other violation by the Technology Business of any Intellectual Property of any other Person has occurred from the conduct of the Technology Business; and (ii) no written notice of a claim of any infringement, misappropriation or other violation of any Intellectual Property of any other Person has been received by any Seller or any of their Subsidiaries in respect of the conduct of the Technology Business.

(f) Except as set forth on Schedule 4.13(f), no Actions are pending or, to the Sellers’ Knowledge, threatened against any Seller or any of their Subsidiaries, which challenges the validity, enforceability or ownership of any Business Intellectual Property, except, in each case, as would not reasonably be expected to adversely affect the Technology Business (taken as a whole) in any material respect.

(g) The use and distribution of all Open Source Software by the Technology Business complies in all material respects with all open source licenses applicable thereto (not including attribution notice requirements). The Technology Business has not incorporated or used Open Source Software in connection with Software included in the Business Intellectual Property that is owned by any Seller or any of its Subsidiaries in a manner that: (i) prohibits or restricts the Technology Business’ ability to charge a royalty or receive consideration in connection with the licensing or distribution of such Software (other than for the Open Source Software itself); (ii) requires the distribution or making available of source code for such Software to third parties (other than source code for the Open Source Software); (iii) except as specifically permitted by Law, grants any right to any Person or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any such Software (other than the Open Source Software); or (iv) requires the licensing of any such Software (other than the Open Source Software) for the purpose of making derivative works.

(h) The Business Intellectual Property constitutes all Intellectual Property necessary to conduct the Technology Business immediately following the Closing in all material respects as it is presently conducted. There exist no restrictions on the disclosure, use, license or transfer of the Business Intellectual Property. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Business Intellectual Property.

(i) All current and former managers, members, officers, employees, consultants, contractors and agents of each Seller and each of its Subsidiaries and any other Person who participated in the creation of, or contributed to, the conception or development of any Business Intellectual Property that is owned or purported to be owned by a Seller or any of its Subsidiaries have entered into Contracts with a Seller or one of its Subsidiaries whereby such Person is obligated to assign to Seller or one of its Subsidiaries all of such Person’s right, title and interest in and to such Business Intellectual Property or a Seller or one of its Subsidiaries is the owner of such Business Intellectual Property as a matter of Law.

(j) Each Seller and each of their Subsidiaries takes reasonable measures to protect and maintain the Know-How included in the Business Intellectual Property, including the value of the trade secrets (including proprietary source code) included in the Business Intellectual Property that are owned by a Seller or any of its Subsidiaries, and to the Sellers’ Knowledge there has been no material unauthorized disclosure or use thereof. None of Sellers or any of their Subsidiaries is subject to any outstanding Order restricting the use of any of the Business Intellectual Property by any Seller or any of its Subsidiaries.

(k) All Information Systems that are Used in the Technology Business are reasonably sufficient for the conduct of the Technology Business as currently conducted. Sellers and each of their Subsidiaries, in respect of the Technology Business, use commercially reasonable means to protect the security and integrity of all such Information Systems. Sellers and their Subsidiaries use commercially reasonable efforts to protect such Information Systems and Software included in the Business Intellectual Property from becoming infected by viruses and other malicious code. Sellers maintain, with respect to the Technology Business, commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with their respective businesses as presently conducted and have at all times acted and currently act in compliance in all material respects therewith. Sellers have taken commercially reasonable steps to provide for the back-up of the Information Systems and to ensure the recovery of data and information stored or contained therein.

4.14 Insurance. Schedule 4.14 sets forth all policies of insurance and all fidelity or surety bonds, in each case, Used in the Technology Business (the “Insurance Policies”). All Insurance Policies are in full force and effect in all material respects. Except as set forth on Schedule 4.14 and excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no Insurance Policy has been cancelled by the insurer since the Lookback Date. There is not, and since the Lookback Date there has not been, any pending claim that has been denied or rejected by any insurer. Each Insurance Policy is valid and binding and in full force and effect. All premiums with respect to each Insurance Policy covering all current periods have been paid to the extent due. There is no breach or default, and no event has occurred that, with notice or the lapse of time, would constitute a breach or default or permit termination, modification or acceleration under any Insurance Policy. No party to any Insurance Policy has repudiated any provision thereof or providing any notice of cancellation, termination or non-renewal thereof.

4.15 Personnel.

(a) With respect to the Technology Business, no Seller is, or since the Lookback Date has been, a party to or subject to any collective bargaining agreements, and, (i) no labor union, works council or other collective bargaining unit represents or, to Sellers’ Knowledge, claims to represent any of the Business Employees, (ii) no union organizing activities are underway or, to the Sellers’ Knowledge, threatened with respect to the Technology Business, and (iii) no strike, walkout, lockout, work slowdown, work stoppage or other material labor dispute is underway or, to the Sellers’ Knowledge, threatened.

(b) Solely with respect to the Business Employees, since the Lookback Date, Sellers have not implemented any plant closing, mass layoff, other termination or layoff of employees that could implicate or create any Liabilities for any Seller under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”), and no such plant closing or layoff is currently planned or anticipated.

(c) Schedule 4.15(c) sets forth a true and complete list of (i) all Business Employees or independent contractors employed or otherwise engaged by any Seller primarily or exclusively for and in connection with the Technology Business and the country and state in which the individual normally works, (ii) the position, date of hire, current annual rate of compensation (or with respect to such employees, consultants or independent contractors compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, commission, and estimated or target annual incentive compensation of each such person, (iii) the exempt or non-exempt classification of such person under the Fair Labor Standards Act, (iv) the visa status of all Business Employees including the type and expiration date, (v) whether any Business Employees are currently on a leave of absence and the expected return to work date, if known, and (vi) the accrued but unused vacation and paid time off as of February 29, 2024 with respect to each Business Employee.

(d) All Business Employees are legally authorized to work in the jurisdiction in which they perform services for any Seller. With respect to Business Employees in the United States, the Sellers have at all times properly completed and retained I-9 forms for all such Business Employees. No Governmental Authority responsible for the enforcement of labor and employment Laws has provided notice to any Seller to the effect that it is conducting or intends to conduct an investigation with respect to or relating to any Seller and, to the Sellers’ Knowledge, no such investigation is otherwise pending or threatened.

(e) Except as would not reasonably be expected to result in any Liability to Buyer, each Seller is, and since the Lookback Date has been, in compliance with all Laws pertaining to employment and employment practices to the extent they relate to the Business Employees, including all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, proper classification of employees as exempt or non-exempt, withholdings and wages and hours. Except as would not reasonably be expected to result in any Liability to Buyer, all Business Employees characterized and treated by the Sellers as consultants or independent contractors are and have, since the Lookback Date, been properly treated as independent contractors under all applicable Laws. There are no material Actions with respect to the Business Employees pending, or to the Sellers’ Knowledge, threatened in connection with the Business Employees, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other labor or employment related matter arising under applicable Laws.

(f) Each Seller has paid all wages, salaries, bonuses, commissions, fees, and other compensation due and payable to the Business Employees in the Ordinary Course of Business and all contractors or independent contractors performing services for any of the Sellers pursuant to applicable Law, Contracts or policy.

(g) To the Sellers’ Knowledge, no Business Employee is in violation of any term of any employment Contract, non-competition Contract or any restrictive covenant to a former employer relating to such employee’s employment with such Seller because of the nature of the business conducted or presently proposed to be conducted by Sellers or to the use of trade secrets or proprietary information of others.

4.16 Environmental Matters. Except as set forth on Schedule 4.16: (a) with respect to the Technology Business each Seller is, and since the Lookback Date has been, in compliance in all material respects with all applicable Environmental Laws, (b) since the Lookback Date, with respect to the Technology Business, each Seller has timely obtained and maintained in full force and effect all Permits required under applicable Environmental Laws, and is in compliance in all material respects with the respective requirements of such Permits, (c) no Hazardous Material has been physically stored, treated, disposed of, released, or transported in violation of or in a manner that may result in liability under any applicable Environmental Law to, from, on or under any property by Sellers with respect to the Technology Business or as a result of any activity of Sellers with respect to the Technology Business, (d) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses regarding compliance or noncompliance with any Environmental Law or Permit required under applicable Environmental Laws relating to the activities of the Technology Business performed on behalf of, or at the request of, either Seller, and (e) with respect to the Technology Business, no Seller has assumed or provided an indemnity with respect to liability of any other Person under any Environmental Law.

4.17 Conduct of Business in Ordinary Course. Except for the transactions contemplated hereby, and except as set forth on Schedule 4.17(a), since December 31, 2023, (i) Sellers and their Subsidiaries have conducted the Technology Business in the Ordinary Course of Business and (ii) there has not been a Material Adverse Effect.

4.18 Vendors and Customers. Set forth on Schedule 4.18 is a complete and correct list of the twenty-five (25) largest vendors (each a “Significant Vendor”) and twenty-five (25) largest customers (each a “Significant Customer”) of the Technology Business in terms of the dollar volume of payments or receipts, as applicable, during the calendar year ending on December 31, 2023. Since January 1, 2024, no Significant Vendor or Significant Customer has provided written notice of its intent, or taken any action, to cancel, or materially alter or decrease the volume of payments or sales, or, to the Sellers’ Knowledge, threatened to do any of the foregoing, with respect to any arrangement with the Technology Business.

4.19 Related Persons Transactions. Schedule 4.19 sets forth a list of any Contracts (other than an employment or similar Contracts) by and between any Seller with respect to the Technology Business or the Transferred Entities, on the one hand, and Sellers, any Affiliate of Sellers or any officer, director, manager, employee, trustee or beneficiary (or member of the immediate family thereof) of Sellers or any Affiliate of Sellers, on the other hand (the “Related Party Agreements”).

4.20 Data Security & Privacy. With respect to the Technology Business, each Seller is in compliance in all material respects with all applicable Privacy and Security Requirements. With respect to the Technology Business, no Seller has experienced any Security Breaches, and no Seller has received any written notices from any Person regarding such Seller’s non-compliance with Privacy and Security Requirements. With respect to the Technology Business, each Seller has a valid and legal right to access or use all Personal Information and Confidential Data that is Processed by or on behalf of the Technology Business in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect the foregoing rights. With respect to the Technology Business, each Seller has implemented commercially reasonable safeguards to protect Personal Information and Confidential Data under its control.

4.21 Included Annual Contract Accounts. All Included Annual Contract Accounts are valid and genuine and arose from bona fide transactions in the Ordinary Course of Business. No Person has any Liens, except for Permitted Liens, on any Included Annual Contract Accounts or any part thereof. To the Sellers’ Knowledge, as of the date hereof, there is no pending Action with respect to the validity of any amount of any such Included Annual Contract Accounts.

4.22 Anti-Corruption Matters.

(a) There are no unresolved investigations or claims concerning any Liability of any Seller with respect to any Laws prohibiting bribery or corruption of public officials, in each case, related to the Technology Business. Sellers, with respect to the Technology Business, are in compliance, and have, since the Lookback Date, complied, with the applicable provisions of Laws relating to anti-money laundering and similar matters. Each Seller has policies and procedures in place that are designed to (i) prevent, detect and deter bribery and corruption in the conduct of the Technology Business and (ii) achieve compliance by the Technology Business with all applicable Laws prohibiting bribery and corruption of public officials. No officer, director or employee of any Seller with respect to the Technology Business is a Governmental Official.

(b) Since the Lookback Date, neither any Seller with respect to the Technology Business nor, to the Sellers’ Knowledge, any of their respective Representatives, has offered or given, money or thing of value to any Person while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, for the purpose of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Technology Business in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Technology Business in obtaining or retaining business for, with, or directing business to, any Person.

(c) Since the Lookback Date, there have been no intentionally false or fictitious entries made in the books and records of Sellers with respect to the Technology Business relating to any illegal payment or secret or unrecorded fund.

4.23 Solvency; No Fraudulent Conveyance. Immediately prior to the Closing and immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, Parent and its Subsidiaries and each Seller will be solvent for all purposes including under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws, and the transactions contemplated hereby do not constitute fraudulent transfers or fraudulent conveyances under such Laws. For purposes hereof, the term “solvent” means that: (a) the fair, salable value of Parent and its Subsidiaries’ and each Seller’s tangible assets is in excess of the total amount of its liabilities (including, for purposes of this definition, all known liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) each of Parent and its Subsidiaries and each Seller is able to pay its known debts or obligations in the ordinary course as they mature and does not intend to incur debts or obligations beyond its ability to pay in the ordinary course as they become due; and (c) each of Parent and its Subsidiaries and each Seller has capital sufficient to carry on the operation of its business, and does not have unreasonably small capital for the continued operation of its business prior to and after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements. No transfer of property or assets is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements with the intent to hinder, delay or defraud either present or future creditors of Parent or any Seller or any of their Affiliates. As of the Closing Date, there are no known threatened or pending bankruptcy or insolvency proceedings of Parent or any Seller or any of their Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES OF SELLERS WITH RESPECT TO
THE RUBICON INTERNATIONAL EQUITY INTERESTS AND RUBICON
GERMANY EQUITY INTERESTS

Except as set forth in the Schedules referenced in the Seller Disclosure Schedules, which shall qualify the corresponding representations and warranties of Sellers set forth in this Article V (subject in each case to Section 11.16), Sellers, jointly and severally, represent and warrant to and for the benefit of Buyer that the following statements are true as of the Closing Date:

5.1 Organization and Standing. Rubicon International is a corporation and is duly formed, validly existing and in good standing under the Laws of the State of Delaware. Rubicon Germany is a German entrepreneurial company with limited liability (Unternehmergesellschaft (haftungsbeschränkt)) and is duly formed, validly existing and in good standing under the Laws of Germany. Each of Rubicon International and Rubicon Germany is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect.

5.2 Capitalization.

(a) The Rubicon International Equity Interests constitute all of the issued and outstanding equity capitalization of Rubicon International. All of the Rubicon International Equity Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Rubicon Tech Holdings, free and clear of all Liens. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Rubicon International Equity Interests, free and clear of all Liens.

(b) The Rubicon Germany Equity Interests constitute all of the issued and outstanding equity capitalization of Rubicon Germany. All of the Rubicon Germany Equity Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Rubicon International, free and clear of all Liens.

(c) All of the Rubicon International Equity Interests were issued in compliance with applicable Laws. None of the Rubicon International Equity Interests were issued in violation of any agreement, arrangement or commitment to which any Seller is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(d) All of the Rubicon Germany Equity Interests were issued in compliance with applicable Laws. None of the Rubicon Germany Equity Interests were issued in violation of any agreement, arrangement or commitment to which any Seller is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(e) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Rubicon International or obligating any Seller or Rubicon International to issue or sell any shares of capital stock of, or any other interest in, Rubicon International. Rubicon International does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Rubicon International Equity Interests.

(f) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Rubicon Germany or obligating any Seller, Rubicon International or Rubicon Germany to issue or sell any shares of capital stock of, or any other interest in, Rubicon Germany. Rubicon Germany does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Rubicon Germany Equity Interests.

(g) Other than Rubicon Germany, Rubicon International does not own, or have any interest in any shares or have an ownership interest in any other Person. Rubicon Germany does not or have any interest in any shares or have an ownership interest in any other Person.

5.3 Business. Rubicon International and Rubicon Germany do not have any, and have not had any, assets or liabilities other than assets and liabilities that are exclusively related to the Technology Business.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Schedules referenced in this Article VI (collectively, the “Buyer Disclosure Schedules”), which shall qualify the corresponding representations and warranties of Buyer set forth in this Article VI, Buyer represents and warrants to and for the benefit of Sellers that the following statements are true as of the Closing Date:

6.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority, to conduct its business as presently conducted.

6.2 Authorization, Validity and Effect. Buyer has all requisite power and authority to (a) carry on its business and to own, lease and operate is properties and assets and (b) to enter into and perform its obligations under this Agreement and the other agreements contemplated hereby to which Buyer is a party (the “Buyer Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and the Buyer Documents have been duly and validly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

6.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement or the Buyer Documents by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyer or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions, and perform its obligations, contemplated by this Agreement or (iii) subject to receipt of the requisite approvals referred to on Schedule 6.3(b), violate any Order or Law applicable to Buyer or any of its properties or assets.

(b) Other than as set forth on Schedule 6.3(b), no Consent is required to be obtained by Buyer for the consummation by Buyer of the transactions contemplated by this Agreement.

6.4 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer, and there are no material Orders to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates is bound, that would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

6.5 Financial Capability. Together with the Guarantor, Buyer has sufficient immediately available funds to satisfy its obligation to pay (i) all amounts described in Article II, and (ii) all fees and expenses incurred by Buyer in connection with the transactions contemplated hereby. Buyer acknowledges and agrees that its obligations under this Agreement, including its obligations to consummate the Closing, are not contingent upon its receipt of financing of any kind.

6.6 No Brokers. Except as set forth on Schedule 6.6, no broker, finder or similar agent has been engaged by or on behalf of Buyer, and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

6.7 Independent Investigation; Acknowledgments; Non-Reliance. In connection with its investment decision, Buyer and/or its Representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Technology Business as desired by Buyer. The purchase of the Purchased Assets by Buyer and the consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty or omission by, or information from, Sellers or any of their respective Affiliates, employees or Representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article IV and Article V (as modified by the Schedules) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, and Buyer acknowledges that Sellers expressly disclaim any other representations and warranties. Buyer further acknowledges that none of Sellers or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Technology Business or the transactions contemplated by this Agreement not specifically and expressly set forth in Article IV and Article V (as modified by the Schedules) or in the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, and none of Sellers or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its Representatives or Buyer’s use of any such information, including any data room (including any electronic or “virtual” data room) information provided or made available to Buyer or its Representatives, or any other document or information in any form provided or made available to Buyer or its Representatives, in connection with the purchase and sale of the Purchased Assets and the transactions contemplated hereby.

6.8 Solvency; No Fraudulent Conveyance. Immediately prior to the Closing and immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, Buyer will be solvent for all purposes including under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws, and the transactions contemplated hereby do not constitute fraudulent transfers or fraudulent conveyances under such Laws. For purposes hereof, the term “solvent” means that: (a) the fair, salable value of Buyer’s tangible assets is in excess of the total amount of its liabilities (including, for purposes of this definition, all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Buyer is able to pay its debts or obligations in the ordinary course as they mature and does not intend to incur debts or obligations beyond its ability to pay in the ordinary course as they become due; and (c) Buyer has capital sufficient to carry on the operation of its business, and does not have unreasonably small capital with which to engage in its business. No transfer of property or assets is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements with the intent to hinder, delay or defraud either present or future creditors of the Technology Business. As of the Closing Date, there are no threatened or pending bankruptcy or insolvency proceedings of Buyer or any of their Affiliates.

Article VII
REPRESENTATIONS AND WARRANTIES OF the guarantor

The Guarantor represents and warrants to and for the benefit of Sellers that the following statements are true as of the Closing Date:

7.1 Organization and Standing. The Guarantor is a sociedad anónima de capital variable duly organized, validly existing and in good standing under the Laws of Mexico and has the requisite power and authority, to conduct its business as presently conducted.

7.2 Authorization, Validity and Effect. The Guarantor has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other agreements contemplated hereby to which the Guarantor is a party (the “Guarantor Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Guarantor Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Guarantor. This Agreement and the Guarantor Documents have been, or (as applicable) will be as of the Closing, duly and validly executed and delivered by the Guarantor and constitute the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

7.3 No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement or the Guarantor Documents by the Guarantor, nor the consummation by the Guarantor of the transactions contemplated hereby or thereby, nor compliance by the Guarantor with any of the provisions hereof or thereof, will (a) conflict with or result in a breach of any provisions of any Organizational Document of the Guarantor, (b) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of the Guarantor or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, reasonably be expected to materially and adversely affect the ability of the Guarantor to consummate the transactions, and perform its obligations, contemplated by this Agreement, or (c) violate any Order or Law applicable to the Guarantor or any of its properties or assets.

7.4 Legal Proceedings. There are no Actions pending or, to the Guarantor’s knowledge, threatened against the Guarantor, and there are no material Orders to which the Guarantor or any of its Affiliates is a party or by which the Guarantor or any of its Affiliates is bound, that would adversely affect the Guarantor’s performance under this Agreement or the consummation of the transactions contemplated hereby.

7.5 Financial Capability. The Guarantor has, and will have at the Closing, sufficient immediately available funds to satisfy the Obligations.

Article VIII
COVENANTS AND AGREEMENTS

8.1 Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use good faith commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. For the purposes of this Section 8.1 and Section 8.2, the “commercially reasonable efforts” of Sellers and Buyer shall not require Sellers, Buyer, or any of their Affiliates, to pay any amounts to third parties to obtain any Consent or to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person or, with respect to Sellers, to provide financing to Buyer for the completion of the transactions contemplated hereunder.

8.2 Assignment, Novation and Subcontracting of Technology Business Contracts and New Technology Business Contracts.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement does not constitute an agreement to transfer (by novation, assignment, or delegation) any Technology Business Contract, or any claim, right, benefit, or obligation thereunder, if an attempted transfer thereof is not permitted or is not permitted without the Consent of a Governmental Authority or third party, as applicable (each an “Unassignable Contract”). This Agreement shall not be deemed to constitute an assignment of any such Unassignable Contract if such Consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Unassignable Contract, and, except as contemplated by this Section 8.2(a) and (b), Buyer shall assume no obligations or liabilities under any such Unassignable Contract. Sellers shall have advised Buyer in writing at least two Business Days prior to the Closing Date with respect to any Technology Business Contract not otherwise disclosed on Schedule 4.4(a) to the Seller Disclosure Schedules that, to the Sellers’ Knowledge, will or may not be subject to assignment to Buyer hereunder at the Closing.

(b) Notwithstanding anything to the contrary contained in this Agreement, the following provisions will apply with respect to each Unassignable Contract:

(i) The Parties agree to use commercially reasonable efforts to cause each Unassignable Contract to be assigned or novated to Buyer in accordance with the terms thereof promptly following the Closing.

(ii) Each such Unassignable Contract for which the Parties receive Consent to novate or assign to Buyer shall thereafter be deemed to be an Assigned Contract hereunder. If, with respect to any such Unassignable Contract, such assignment or novation is not obtained, or if an attempted novation, assignment, or delegation thereof would be ineffective or would adversely affect the claims, benefits, rights, or obligations of Buyer or Sellers thereunder, to the extent permitted by applicable Law and the terms of such Unassignable Contract, (1) this Agreement will constitute a full and equitable assignment and delegation to Buyer of all of Sellers’ benefits, Liabilities, obligations thereunder and right, title and interest thereto, and Buyer will be deemed Sellers’ agent for the purpose of completing, fulfilling, and discharging all of Sellers’ Liabilities and obligations thereunder; (2) Sellers shall take all necessary steps and actions to provide Buyer with the benefits of each Unassignable Contract and to relieve Sellers of the performance of all Liabilities and obligations thereunder; (3) if requested by Buyer, Sellers shall act as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require; and (4) if requested by Buyer in Buyer’s sole discretion, upon written notice to Sellers, Sellers and Buyer shall enter into a Subcontract Agreement, in the form attached hereto as Exhibit G (the “Subcontract Agreement”), for any such Unassignable Contract and any such Unassignable Contract shall be deemed to be a Contract for the purposes of the Subcontract Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, if requested by Buyer, upon written notice to Sellers, the Sellers agree to use good faith commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Buyer to assign, novate or subcontract all Contracts related to the Technology Business that have not been executed by Sellers or any of their Subsidiaries as of the Closing Date (the “New Technology Business Contracts”) to Buyer in the most expeditious manner practicable following the Closing Date. If, with respect to any New Technology Business Contract, to the extent permitted by applicable Law and the terms of such New Technology Business Contract, if requested by Buyer, upon written notice to Sellers, Sellers and Buyer shall enter into a Subcontract Agreement for such New Technology Business Contract and such New Technology Business Contract shall be deemed to be a Contract for the purposes of the Subcontract Agreement.

8.3 Restrictive Covenants.

(a) From the Closing until the two-year anniversary of the Closing Date (the “Restricted Period”), Sellers will not, and Sellers shall cause their respective Affiliates not to, solicit, recruit, encourage or induce or attempt to solicit, recruit, encourage or induce any of the Persons set forth on Schedule 8.3(a) (collectively, the “Senior Individuals”) to leave the service of Buyer. During the Restricted Period, Sellers will not, and Sellers shall cause their respective Affiliates not to, hire, employ, engage or attempt to hire, employ or engage any of the Senior Individuals (whether as an employee, consultant, agent, independent contractor, Representative or otherwise).

(b) During the Restricted Period, Sellers will not, and Sellers shall cause their respective Affiliates not to, undertake, participate in or carry on or be engaged in, or in any other manner advise or knowingly assist any other Person in connection with the operation of, any Competing Business anywhere in Europe or North America. “Competing Business” means any business that provides fleet management, routing, telematics, service information, vehicle or other asset tracking, safety analytics, digital operations, third-party logistics, digital platforms or hardware or software-as-a-service offerings, including the software-as-a-service and other offerings set forth on Schedule 8.3(b), for or related to waste or recycling collection, snow removal and street sweeping fleets or any other government fleet related transportation; provided, however, in no event shall “Competing Business” include any other activities or other business that Sellers or any of their respective Affiliates participates in or engages in as of the date hereof.

(c) Except as contemplated by this Agreement or any Seller Document, Sellers will not use any Business Confidential Information or Trade Secrets or disclose any Business Confidential Information or Trade Secrets to any Person, without the prior written consent of Buyer. With respect to the Business Confidential Information, the obligations of Sellers will continue until the end of the Restricted Period. With respect to Trade Secrets, the obligations of Sellers will continue for as long as the applicable information continues to constitute a Trade Secret as defined in this Agreement. Nothing in this Agreement will diminish the rights of Buyer or its Affiliates regarding the protection of Trade Secrets and other Intellectual Property pursuant to Law.

(d) Notwithstanding anything in this Section 8.3, Sellers and their respective Affiliates shall not be prohibited from or restricted in any way with respect to: (i) advertising job openings by use of third party recruiters, newspapers, magazines, the Internet, social media or any other media, so long as such efforts are not specifically directed at any Senior Individual, or result in the hiring of any such Senior Individual; (ii) hiring or soliciting any Senior Individual who has been terminated by, or has terminated employment with, Buyer or any Affiliate thereof for more than six (6) months, so long as there was no solicitation by such Seller or its Affiliates prior thereto; (iii) continuing to engage in any business that any Seller or any of their respective Affiliates engages in as of the date of this Agreement (other than the Technology Business); (iv) integrating any products, services or solutions of any Competing Business with or into any products, services or solutions of Sellers or their respective Affiliates and any remote hosting thereof, so long as the primary purpose of such integration is not to engage in the Competing Business; (v) holding, as a passive investment, not more than ten percent (10%) of the outstanding voting securities of any company (whether public or private) that is primarily engaged in a Competing Business; (vi) acquiring, and following such acquisition, actively engaging in any business that has a subsidiary, division, group, franchise or segment that is engaged in any Competing Business, so long as for the most recent fiscal year ending prior to the date of such acquisition, the revenues derived from the Competing Business were less than ten percent (10%) of the total consolidated revenues of the acquired business; or (vii) fulfilling their respective obligations under this Agreement or any other Seller Document.

(e) Sellers acknowledge that their obligations under this Section 8.3 are reasonable in the context of the nature of the Technology Business and the competitive injuries likely to be sustained by Buyer if any Seller or any of its Affiliates were to violate such obligations. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.3 is invalid or unenforceable, the Parties agree that it is their intention that the court making the determination of invalidity or unenforceability will reduce the scope, duration or area of the term or provision, delete specific words or phrases or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

8.4 Intellectual Property Matters.

(a) Retained Names and Marks.

(i) Buyer agrees and acknowledges that, except as set forth in this Section 8.4 or the TSA, nothing herein grants Buyer or its Affiliates any rights in any registered or unregistered Trademarks incorporating the word “Rubicon” or any of the Marks owned by Sellers and their respective Subsidiaries (except as included in the Purchased Assets) or any confusingly similar Marks (collectively, the “Seller Marks”) or in any Internet Properties that include all or any portion of the Seller Marks. Except as set forth in Section 8.4(b) or the TSA, Buyer shall not, and shall cause its Affiliates not to, use the Seller Marks in connection with the Technology Business following the Closing. Within ninety (90) Business Days of the Closing Date, Buyer shall cause each Transferred Entity, to the extent it has a name that includes any Seller Mark, to make any legal filings necessary to change its name to a name that does not include any Seller Mark, and shall use commercially reasonable efforts to effectuate such change.

(ii) Until the date that is three (3) months following the Closing Date (the “Marks Transition Period”), Sellers and their respective Subsidiaries hereby grant to Buyer and its Affiliates (including, following the Closing, the Transferred Entities) a worldwide, non-exclusive, sublicensable (solely to existing sublicensees, and vendors, distributors, and other service providers in connection with the operation of the Technology Business, and not for independent use of such sublicensee) royalty-free license to use the Seller Marks in connection with the operation of the Technology Business, including on websites and materials such as signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, business cards and product packaging and as used on any Technology Business products or related materials existing as of Closing and included in the Purchased Assets. Promptly following the Closing, Buyer shall use all reasonable efforts to effect the elimination of any use of the Seller Marks in the Technology Business, including by removing the Seller Marks from the Technology Business’ respective signage, stationary, purchase orders, invoices, labels, packaging, business cards, equipment, machinery and advertising materials, and shall effect such elimination of use no later than the expiration of the Marks Transition Period (except as expressly permitted by the TSA). Notwithstanding the foregoing, nothing in this Section 8.4(a) is intended to prohibit any use (or require any destruction, removal, striking or covering over, or other elimination) by Buyer or its Affiliates (including, following the Closing, the Transferred Entities) of any Seller Marks (1) on existing internal materials or otherwise as reasonably necessary for internal business purposes that are not public facing, such as archived webpages, records or systems, (2) to the extent required or permitted by applicable Law or any Technology Business Contract, or (3) to factually refer to the historical relationship between Seller and its Subsidiaries and the Technology Business, including in historical, tax, regulatory and similar records.

(b) License to Retained IP.

(i) Sellers and their respective Subsidiaries hereby grant to Buyer and its Affiliates (including, following the Closing, the Transferred Entities) a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as set forth in this Section 8.4(b)) and non-sublicensable (except as set forth in this Section 8.4(b)) license under the Seller Licensed IP, solely for use in connection with the operation of the Technology Business and natural evolutions thereof, including to use, reproduce, display, and create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services of the Technology Business.

(ii) Buyer and its Affiliates (including, following the Closing, the Transferred Entities) hereby grant to Sellers and their respective Subsidiaries a non-exclusive, worldwide, perpetual (except as set forth in Section 8.4(b)(v), irrevocable, fully paid-up, royalty-free, non-transferable (except as set forth in this Section 8.4(b)) and non-sublicensable license under the Buyer Licensed IP, solely for use in connection with the operation of the Retained Business and natural evolutions thereof, including to use, reproduce, display, and create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services of the Retained Business.

(iii) The licenses set forth in this Section 8.4(b) may not be sublicensed by the Licensee without the prior written consent of the Licensor, except that Buyer and its Affiliates (including, following the Closing, the Transferred Entities) may sublicense the license granted under Section 8.4(b)(i) to (A) existing licensees of the Seller Licensed IP on the terms and conditions in effect with respect to such Seller Licensed IP under Contracts to which any Seller or any of its Subsidiaries or any Transferred Entity was a party as of immediately prior to the Closing Date to the extent allocated to the Technology Business hereunder, and (B) Buyer’s or any of its Affiliates’ (including, following Closing, the Transferred Entities) respective vendors, service providers, distributors, customers and end-users, as applicable, in each case with respect to the operation of the Technology Business and natural evolutions thereof, but, not with respect to other products or services, or otherwise to the independent benefit, of such third parties. Any sublicenses granted pursuant to this Section 8.4(b)(iii) shall be subject to the terms and conditions of the applicable license set forth in this Section 8.4(b).

(iv) The Parties intend and agree that, for purposes of Section 365(n) of the U.S. Bankruptcy Code (and any amendment thereto) and any equivalent Law in any foreign jurisdiction, each of the above licenses will be treated as a license to intellectual property (as defined in Section 101(35A) of the U.S. Bankruptcy Code).

(v) Licensee may transfer the license granted under this Section 8.4(b), in whole or in relevant part, to (i) an Affiliate as part of an internal reorganization or (ii) the acquirer of one or more businesses or business lines (each a “Divested Business”) within the scope of such license (or the entities owning the same); provided, that following any transfer in accordance with clause (ii), such licenses shall not extend to any business of such acquirer (other than the Divested Business and natural evolutions thereof); provided, further, however, that in the event that any Licensee or their respective Subsidiaries divests a business or business line as described in clause (ii) or undergoes any Change of Control, the license granted with respect to any Patents included in the Licensed IP to such Divested Business shall immediately terminate or, in the event of a Change of Control, shall terminate with respect to such Person undergoing such Change of Control.

(vi) Each Licensee acknowledges that the Intellectual Property licensed under this Section 8.4(b) is provided on an “as-is, where-is” basis, and, other than the representations and warranties expressly made elsewhere in this Agreement, each Licensor hereby disclaims any representations and warranties, express or implied, with respect thereto, including any warranties of merchantability, title, non-infringement, or fitness for a particular purpose. Subject to the transfer of the Business Intellectual Property and the licenses granted under this Section 8.4, each Party expressly reserves all right, title and interest in and to its Intellectual Property, and no license or other rights are granted hereunder, by implication, estoppel, or otherwise, other than those set forth expressly herein.

8.5 Wrong Pockets.

(a) From and after the Closing, if any Seller or any of their respective Affiliates receives or collects any funds relating to any Purchased Asset, including for the avoidance of doubt any Included Annual Contract Accounts pursuant to Section 2.1(a)(x), or any Post-Closing Accounts Receivable, such Seller or such Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof.

(b) From and after the Closing, if Buyer or any of its Affiliates receives or collects any funds that are not a Purchased Asset or any Pre-Closing Accounts Receivable and are otherwise due to Sellers or any of their Affiliates, Buyer or such Affiliate shall remit such funds to Rubicon Tech Holdings within five (5) Business Days after its receipt thereof.

(c) If, at any time within twelve (12) months after the Closing, any asset held by Buyer or its Affiliates is ultimately determined to be an Excluded Asset or Buyer or any of its Affiliates is found to be subject to a Excluded Liability, then, at Sellers’ expense, (i) Buyer shall return or transfer and convey (without further consideration) to the appropriate Seller or the appropriate Affiliate of Sellers such Excluded Asset or Excluded Liability; (ii) the appropriate Seller or its appropriate Affiliate shall assume (without further consideration) such Excluded Liability; and (iii) Sellers and Buyer shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Excluded Liability back to the appropriate Seller or its appropriate Affiliate, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

(d) If, at any time after the Closing, any asset held by a Seller or its Affiliates is ultimately determined to be a Purchased Asset or a Seller or any of its Affiliates is found to be subject to an Assumed Liability, then, at Buyer’s expense, (i) such Seller shall return or transfer and convey (without further consideration) to Buyer or the appropriate Affiliate such Purchased Asset or Assumed Liability; (ii) Buyer or its appropriate Affiliate shall assume (without further consideration) such Assumed Liability; and (iii) Sellers and Buyer shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Purchased Asset or Assumed Liability back to Buyer or its appropriate Affiliate, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

8.6 Post-Closing Access.

(a) From and after the Closing Date, Buyer shall afford promptly to Rubicon Tech Holdings and its designees and Representatives, reasonable access to the Business Records and the Transferring Employees to the extent necessary for legitimate and reasonable business purposes of Rubicon Tech Holdings and its Affiliates relating to any Seller Document or related to any period ending on or before the Closing Date (at Rubicon Tech Holdings’ sole cost and expense); provided that any such access by Rubicon Tech Holdings shall be during normal business hours on reasonable notice and shall not otherwise unreasonably interfere with the conduct of the Technology Business by Buyer. Unless otherwise consented to in writing by Rubicon Tech Holdings, Buyer shall not, for a period of seven (7) years after the Closing Date, destroy, alter or otherwise dispose of any of the Business Records without first offering to surrender to Rubicon Tech Holdings such Business Records or any portion thereof which Buyer may intend to destroy, alter or otherwise dispose of. Sellers will hold in confidence all Confidential Information obtained from Buyer or any of its Affiliates.

(b) From and after the Closing Date, Sellers shall afford promptly to Buyer and its designees and Representatives reasonable access to the books and records (including accountants’ work papers) of Sellers to the extent necessary for legitimate and reasonable business purposes of Buyer and its Affiliates to the extent related to the Technology Business prior to the Closing Date (at Buyer’s sole cost and expense) (the “Retained Records”); provided that any such access by Buyer shall be during normal business hours on reasonable notice and shall not otherwise unreasonably interfere with the conduct of the businesses of Sellers. Unless otherwise consented to in writing by Buyer, Sellers shall not, for a period of seven (7) years after the Closing Date, destroy, alter or otherwise dispose of any of the Retained Records without first offering to surrender to Buyer such Retained Records or any portion thereof which such Seller may intend to destroy, alter or otherwise dispose of. Buyer will not use any Confidential Information obtained from Sellers or any of their Affiliates pursuant to this Section 8.6(b) or disclose any of such Confidential Information to any Person, without the prior written consent of Sellers. The obligations of Buyer with respect to such Confidential Information will survive for two (2) years from the date of disclosure of such Confidential Information to Buyer pursuant to this Section 8.6(b).

(c) Each Party may restrict the foregoing access to the extent that (i) applicable Law requires such Party or any of its Affiliates to restrict or prohibit such access or the provision of such information, (ii) providing such access or information would breach a confidentiality or other obligation to a third party, or (iii) providing such access or disclosure of any such information would reasonably be expected to result in the loss or waiver of the attorney-client or other applicable privilege or protection.

8.7 Employee Matters.

(a) Offers of Employment. Not later than fifteen (15) days following the Closing Date, Buyer shall have or shall have caused an Affiliate of Buyer to make an offer of employment to each Business Employee listed on Schedule 8.7(a). Each such offer of employment shall be consistent with the requirements of this Section 8.7. Business Employees who accept such offer of employment from Buyer or any of its Affiliates shall collectively be referred to as the “Transferring Employees.” Upon acceptance, such offers of employment for each Transferring Employee will supersede any prior agreements regarding the terms and conditions of employment as in effect prior to the Closing. The employment of each Business Employee listed on Schedule 8.7(a) shall be deemed to transfer from Seller to Buyer upon the Closing; provided, however, in the event any such Business Employee does not become a Transferring Employee within thirty (30) days following the Closing Date, the employment of such Business Employee shall be deemed to transfer back to Sellers.

(b) Transferring Employee Compensation. Buyer agrees to be responsible for and pay in accordance with the TSA all salary (including base, bonus, commission and other incentive compensation) and benefits of each Business Employee listed on Schedule 8.7(a) commencing from the Closing Date, including, for the avoidance of doubt, the Service Fees (as defined in the TSA) associated with Business Employees that provide services to Buyer following the Closing pursuant to the TSA; provided, however, upon the date any such Business Employee listed on Schedule 8.7(a) does not become a Transferring Employee (either pursuant to the proviso in the last sentence of Section 8.7(a) above or by written rejection of an offer of employment from Buyer), Buyer’s obligations under this sentence shall cease. Notwithstanding anything to the contrary, for the avoidance of doubt, Seller shall retain and be responsible for all Liabilities that were accrued or became payable, prior to the Effective Time, that relate to each Business Employee (including, any Business Employee listed on Schedule 8.7(a)), including, but not limited to, base salary, bonus, commission and any other incentive compensation and benefits, and Buyer shall assume and be responsible for all Liabilities that accrue or became payable, following the Effective Time, that relate to each Business Employee listed on Schedule 8.7(a), including, but not limited to, base salary, bonus, commission and any other incentive compensation and benefits; provided, however, upon the date any such Business Employee listed on Schedule 8.7(a) does not become a Transferring Employee (either pursuant to the proviso in the last sentence of Section 8.7(a) above or by written rejection of an offer of employment from Buyer), Buyer’s obligations under this sentence shall cease. Buyer further agrees that, for a period of one year following the Closing (or, if earlier, until the date of termination of the relevant employee), each Transferring Employee shall be eligible to receive (i) base compensation (other than incentive compensation, equity or equity-based compensation) that is the same or greater than the base compensation (other than incentive compensation, equity or equity-based compensation) provided to the Transferring Employee immediately prior to the date hereof and (ii) employee benefits (other than incentive compensation, equity or equity-based compensation) that are substantially similar in the aggregate to the employee benefits (other than incentive compensation, equity or equity-based compensation) provided to similarly situated employees of Buyer. Buyer shall use commercially reasonable efforts to ensure that any employee benefit plans or programs it makes available to the Transferring Employees from and after the Closing Date credit employment with any Seller (or an Affiliate thereof) prior to the Closing date as employment with Buyer for purposes of eligibility and vesting (including the satisfaction of any waiting periods under any welfare benefit plans maintained by Buyer (the “Buyer Welfare Plans”)) and, for purposes of any paid vacation plan or policy (other than credit for accrued paid time off) it adopts with respect to or makes available to the Transferring Employees, for purposes of accrual of paid vacation after the Closing Date, in each case to the same extent that such employment with any Seller (or an Affiliate thereof) prior to the Closing Date was recognized for such purpose under the corresponding Employee Plan. Buyer shall use commercially reasonable efforts to ensure that in the plan year in which the Closing occurs, no pre-existing condition limitations, exclusions or waiting periods applicable with respect to medical benefits under the Buyer Welfare Plans will apply to Transferring Employees to the extent that such limitations, exclusions or waiting periods did not apply to or had been satisfied by such Transferring Employee under the corresponding Employee Plan providing medical benefits as of the Closing Date. The Buyer Welfare Plans that are medical benefit plans in which a Transferring Employee participates after the Closing Date will use commercially reasonable efforts to recognize, for purposes of satisfying any deductible, co-pays and out-of-pocket maximums during the plan year in which the Closing Date occurs, any payment made by such Transferring Employee in such plan year prior to the Closing Date toward deductibles, co-pays and out-of-pocket maximums in any corresponding Employee Plan. Each Seller shall and shall cause its Affiliates to pay out all accrued but unused vacation with respect to the Transferring Employees as of the Closing Date.

(c) No Guaranteed Employment. Nothing in this Section 8.7, whether express or implied, shall: (i) confer upon any Transferring Employee or other Person any rights or remedies, including any right to employment or continued employment for any period or any terms or conditions of employment, or any third-party beneficiary rights hereunder; (ii) be interpreted to prevent or restrict Buyer or its Affiliates from modifying or terminating the employment or terms of employment of any Transferring Employee, including the amendment or termination of any benefit or compensation plan, program, policy, Contract, agreement or arrangement, after the Closing; or (iii) be treated as an establishment or an amendment or other modification of any Employee Plan or other compensation or benefit plan, program, policy, Contract, agreement or arrangement.

8.8 Intercompany Accounts. Each Seller shall take (or cause one or more of its Affiliates to take) such action as is necessary, advisable or desirable to settle, effective as of, or prior to, the Closing Date, all intercompany accounts with respect to the Technology Business or between a Transferred Entity, on one hand, and Seller or any of its Affiliates other than a Transferred Entity, on the other hand. Effective as of immediately prior to the Closing, all Related Party Agreements shall be terminated as of or prior to the Closing Date without any further Liability or obligation thereunder and without Liability to Buyer and shall be of no further force and effect after the Closing.

8.9 Shared Contracts.

(a) Within ten (10) days after the Closing Date, Rubicon Tech Holdings shall provide Buyer with a list indicating which of the Business Shared Contracts may be split and assigned in part to Buyer or replicated for the benefit of Buyer pursuant to its terms, without the consent of the counterparty thereto or other conditions, including the payment of a transfer or other fee (the “Assignable Shared Contracts”). Each Assignable Shared Contract shall thereafter be deemed (to the extent of the split or replication with respect to the portion of such Non-Assignable Shared Contract that relates to the Technology Business) to be an Assigned Contract hereunder and Sellers shall split and partially assign (or cause to be split and partially assigned) to Buyer, or have or cause to be replicated, for the benefit of Buyer such Contract in accordance with its terms.

(b) With respect to each Business Shared Contract that is not an Assignable Shared Contract (the “Non-Assignable Shared Contracts”), each Party shall use commercially reasonable efforts to cause the counterparty to each such Non-Assignable Shared Contract to consent to the split and partial assignment or replication of such Non-Assignable Shared Contract to Buyer (with respect to the portion of such Non-Assignable Shared Contract that relates to the Technology Business), or to otherwise enter into a new Contract with Buyer on substantially the same terms as exist under the applicable Business Shared Contract. Each such Non-Assignable Shared Contract for which the Parties have received consent to the split and partial assignment or replication shall thereafter be deemed (to the extent of the split or replication with respect to the portion of such Non-Assignable Shared Contract that relates to the Technology Business) to be an Assigned Contract hereunder and the applicable Seller shall split and partially assign (or cause to be split and partially assigned) to Buyer, or have or cause to be replicated, as of the Closing Date such Contract in accordance with its terms. Notwithstanding the foregoing, Sellers and their Affiliates shall not be required to split and partially assign to Buyer or have replicated any of the Non-Assignable Shared Contracts for which Consent has not been obtained. To the extent any counterparty under a Non-Assignable Shared Contract requires the payment of a transfer or other fee for the split and partial assignment or replication of such Shared Contract, Rubicon Tech Holdings and Buyer shall each pay one half of any such fee that is reasonably required. With respect to any Non-Assignable Shared Contract, until the earlier of (i) the date that such Non-Assignable Shared Contract becomes an Assigned Contract pursuant to this Section 8.9(b) and (ii) the then-remaining term of such Non-Assignable Shared Contract, Buyer agrees to, or to cause its Affiliates to, perform under such Non-Assignable Shared Contract to the extent related to the Technology Business and to the extent required to be performed after the Closing, in each case in accordance with its terms.

(c) As to any Non-Assignable Shared Contract for which the Parties have not received consent, the Parties agree to cooperate in good faith to take such actions as are reasonably necessary to avoid any breach or violation by a Party as a result of any failure to obtain any required consent. Until any such consent or new Contract is obtained, such Non-Assignable Shared Contract shall be subject to Section 8.2(b). If and when such consents or approvals are obtained or such other required actions have been taken, the split and partial assignment, or replication, of such Non-Assignable Shared Contract will be effected in accordance with Section 8.9(b).

8.10 Transfer of Business Intellectual Property. Each Seller shall have used its commercially reasonable efforts prior to the Closing to have taken all actions necessary to properly record the registered and applied for Business Intellectual Property with the applicable intellectual property office to correct any and all chain-of-title errors and to formally identify the registered and applied for Business Intellectual Property in the name of the correct legal entity owner for such registered or applied for Business Intellectual Property; to the extent such action was not completed prior to the Closing, each Seller shall continue to use its commercially reasonable efforts to comply with its obligations pursuant to this Section 8.10 until fully satisfied. Without limiting the foregoing, with respect to any Patents included in the Business Intellectual Property which Sellers have instructed its applicable Representatives to cease maintaining prior to the date hereof, Sellers shall promptly, and in any event within ten (10) Business Days of the Closing Date, instruct such Representatives to ascertain the current status of such Patents and shall report such results to Buyer immediately upon receiving the same. To the extent any Patents included in the Business Intellectual Property no longer remain in force but may be revived under applicable Law, Sellers shall, and shall cause their respective Subsidiaries to, provide all reasonable assistance to enable Buyer to revive such Patents at Buyer’s request. For avoidance of doubt, all such Patents identified to be in force, or revived in accordance with the preceding sentence, shall be subject to the obligations in this Section 8.10 (unless otherwise agreed in writing by Buyer). Subject to the Sellers’ execution and delivery of the IP Assignment, Buyer shall be responsible for preparing and filing all instruments and documents necessary to effect the assignment of the Business Intellectual Property to Buyer and its Affiliates; provided, that Sellers shall, and shall cause their respective Subsidiaries to, provide all reasonable assistance, including executing such additional instruments and documents, as may be reasonably required to effect and record such assignment.

8.11 Insurance.

(a) With respect to any claim, occurrence or loss that occurred or existed prior to the Closing Date and may be covered under Insurance Policies, and Buyer requests, pursuant to written notice, that a Seller or its applicable Affiliate submit a claim under such Insurance Policy, such Seller shall, or shall cause its applicable Affiliate to, at Buyer’s expense, submit such claim as so instructed, use commercially reasonable efforts to resolve any such claim or collect any claim amounts requested thereunder, and cause any proceeds payable under Insurance Policies to cover a Loss that exceeds the applicable insurance deductible to be collected and paid to Buyer or, if applicable, any third-party claimant.

(b) With respect to any insurance policy that, immediately prior to the Closing, by its terms provides coverage with respect to acts, omissions and events relating to the Purchased Assets and Assumed Liabilities, on the one hand, and Excluded Assets and/or Excluded Liabilities, on the other hand, (such insurance policies as listed on Schedule 8.11(b), the “Shared Insurance Policies”), Sellers shall provide Buyer and any applicable Affiliate of Buyer with access to coverage as an additional insured party under such Shared Insurance Policies from and after the Closing for a period of twelve (12) months after the Closing Date for claims relating to acts, omissions, and events respecting any Purchased Assets and Assumed Liabilities (such claims, “Excluded Insurance Claims”). Buyer and Sellers agree that any Excluded Insurance Claims by Buyer and any applicable Affiliate of Buyer under any Shared Insurance Policy shall receive the same priority and be subject to any deductibles and retentions with all claims by Sellers under such Shared Insurance Policies (whether or not such Excluded Insurance Claims are made before or after any claims made by Sellers under the Shared Insurance Policies). Claims made by Buyer and any applicable Affiliate of Buyer and any Seller under the Shared Insurance Policies shall be treated on a pari passu basis.

(c) With respect to any Excluded Insurance Claims, and Buyer requests, pursuant to written notice, that a Seller or its applicable Affiliate submit a claim under such Shared Insurance Policy, such Seller shall, or shall cause its applicable Affiliate to, at Buyer’s expense, submit such claim as so instructed, use commercially reasonable efforts to resolve any such claim or collect any claim amounts requested thereunder, and cause any proceeds payable under the Shared Insurance Policies to cover a Loss that exceeds the applicable insurance deductible to be collected and paid to Buyer or, if applicable, any third-party claimant.

(d) Without limiting the provisions in this Section 8.11 and subject to Article IX, no Party shall be liable to any Person for claims, or portions of claims, not reimbursed by insurers under any insurance policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim, or any defect in such claim or its processing.

8.12 Pre-Closing Accounts Receivable. For the avoidance of doubt, following the Closing Date, Sellers shall have the right to collect any Pre-Closing Accounts Receivable then outstanding, if any, in the ordinary and usual course of normal day-to-day operations of the Sellers’ businesses consistent with past custom and practice. Notwithstanding the foregoing, Buyer and its Affiliates shall not be obligated to institute any dispute or litigation with respect to Pre-Closing Accounts Receivable.

Article IX
REMEDIES

9.1 Survival.

(a) Except as set forth in Section 9.1(b), the representations and warranties of Sellers set forth in this Agreement (including those in Article IV and Article V) shall survive the Closing solely for purposes of this Article IX and shall terminate and be of no further force or effect on the date that is twelve (12) months after the Closing Date, and, except as set forth in Section 9.1(f), the indemnification obligations of Sellers with respect thereto shall terminate on such date.

(b) The Fundamental Reps shall survive the Closing solely for purposes of this Article IX and shall terminate and be of no further force or effect on the date that is six (6) years after the Closing Date, and, except as set forth in Section 9.1(f), the indemnification obligations of Sellers with respect thereto shall terminate on such date.

(c) The representations and warranties of Buyer and Guarantor contained in this Agreement (including those in Article VI and Article VII) shall survive the Closing solely for purposes of this Article IX and shall terminate and be of no further force or effect on the date that is twelve (12) months after the Closing Date, and, except as set forth in Section 9.1(f), the indemnification obligations of Buyer with respect thereto shall terminate on such date.

(d) All covenants and agreements contained in this Agreement, any Seller Document, or any Buyer Document that solely require performance prior to the Closing shall terminate on the Closing Date.

(e) All covenants and agreements contained in this Agreement, any Seller Document, or any Buyer Document that require performance on or after the Closing, shall survive the Closing and terminate in accordance with their respective terms or, with respect to any such covenant or agreement which does not specify a term, terminate on the fifth (5th) anniversary of the Closing Date, and the indemnification obligations of the Parties with respect thereto shall terminate on such date.

(f) If any Indemnitee makes a claim for indemnification under this Article IX at any time prior to the applicable Limitation Date, then such claim (and only such claim) and the applicable representations, warranties, covenants and agreements, shall survive the applicable Limitation Date, solely for purposes of resolving such claim, until such time as such claim is fully and finally resolved. “Limitation Date” shall mean, with respect to any representation, warranty or covenant, the date on which such representation, warranty or covenant expires pursuant to this Section 9.1.

9.2 Indemnification.

(a) Subject to the provisions of this Article IX, from and after the Closing and through the applicable Limitation Date, Buyer (the “Buyer Indemnifying Parties”) shall indemnify and hold harmless Sellers and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners, equityholders and Affiliates of each Seller and each of their Representatives (collectively, the “Seller Indemnitees”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, and reasonable costs, fees and expenses (including reasonable attorneys’ fees, whether involving a Third Party Claim or a dispute among the Parties) (collectively, “Losses”) actually incurred by any of the Seller Indemnitees following the Closing based upon, relating to or arising from (i) any breach of or inaccuracy in the representations and warranties of Buyer or Guarantor contained in Article VI or Article VII of this Agreement or any Buyer Document, (ii) any breach of or failure to perform the covenants or agreements of Buyer or Guarantor contained in this Agreement or any Buyer Document, in each case, that contemplates performance after the Closing Date and (iii) any Assumed Liability.

(b) Subject to the provisions of this Article IX, from and after the Closing and through the applicable Limitation Date, Sellers (the “Seller Indemnifying Parties”) shall, jointly and severally, indemnify and hold harmless Buyer and its successors and permitted assigns, and the officers, employees, directors, managers, members, partners, equityholders and Affiliates of Buyer and each of its Representatives (collectively, the “Buyer Indemnitees”) from and against any and all Losses actually incurred by any of the Buyer Indemnitees following the Closing based upon, relating to or arising from (i) any breach of or inaccuracy in the representations and warranties of Sellers contained in Article IV or Article V of this Agreement or any Seller Document, (ii) any breach of or failure to perform the covenants or agreements of Sellers contained in this Agreement or in any Seller Document, in each case, that contemplates performance after the Closing Date, and (iii) any Excluded Liability or Excluded Asset; provided, however, the Seller Indemnifying Parties shall be required to indemnify and hold harmless the Buyer Indemnitees pursuant to Section 9.2(b)(i) only to the extent that:

(y) the aggregate amount of such Losses exceeds $500,000 (it being understood that such amount shall be a deductible for which the Seller Indemnifying Parties shall bear no indemnification responsibility); and

(z) the aggregate amount required to be paid by the Seller Indemnifying Parties does not exceed $3,500,000;

provided further, however, that the foregoing clauses (y) and (z) shall not apply with respect to Losses incurred by the Buyer Indemnitees in respect of a breach of the Fundamental Reps.

(c) Any amounts payable under this Section 9.2 shall be treated as an adjustment to the Total Consideration for all Tax purposes, unless otherwise required by applicable Tax Law.

(d) For purposes of this Article IX, for purposes of determining the amount of Losses incurred in connection with any inaccuracy in or breach of any representation or warranty set forth in this Agreement, but not for purposes of determining whether such breach or inaccuracy has occurred, such representation or warranty shall be read without regard for or giving effect to materiality, Material Adverse Effect or other similar qualification.

9.3 Exclusive Remedy. Each Party acknowledges and agrees that, from and after the Closing, except for Fraud, actions seeking specific performance or similar equitable relief pursuant to Section 11.14, its sole and exclusive remedy (and the sole and exclusive remedy of the Buyer Indemnitees and the Seller Indemnitees) with respect to any and all rights, claims, proceedings and causes of action it may have against any other party (including any Affiliate of the Seller Indemnifying Parties or Buyer) resulting from or relating to the subject matter of this agreement or any Seller Document and the transactions contemplated hereby and thereby, whether arising under or based upon any Law (including Environmental Law) or otherwise (including any right, whether arising at law or in equity (including strict liability and tort), to seek indemnification, contribution, rescission, cost recovery, damages (including Losses), or any other recourse or remedy, including as may arise under common law) (each, a “Transaction Matter”), shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each Party (in the case of Buyer, on its own behalf and on behalf of the Buyer Indemnitees, and in the case of Sellers, on their own behalf and on behalf of the Seller Indemnitees) hereby (a) covenants and agrees that it will not, directly or indirectly, assert or otherwise bring, commence or institute, or cause to be brought, commenced or instituted, any Transaction Matter, other than a contract action to recover Losses pursuant to the indemnification provisions set forth in this Article IX or an action seeking specific performance or similar equitable relief pursuant to Section 11.14, and (y) waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all claims with respect to Transaction Matters other than a contract action to recover Losses pursuant to the indemnification provisions set forth in this Article IX or an action seeking specific performance or similar equitable relief pursuant to Section 11.14. Notwithstanding anything to the contrary herein, for purposes of this Article IX (and solely for purposes of this Article IX) “Buyer Documents” and “Seller Documents” shall not include the TSA, and the indemnification obligations of the Parties with respect to the TSA shall be set forth therein.

9.4 Limitations on Liability. Notwithstanding anything herein to the contrary, the indemnification rights and obligations provided for in Section 9.2 are subject to the following limitations:

(a) Certain Limitations. In no event shall the Seller Indemnifying Parties’ or the Buyer Indemnifying Parties’ maximum aggregate liability with respect to Losses arising from Section 9.2(b), including with respect to breaches of the Fundamental Reps, exceed one hundred percent (100.00%) of the Closing Date Consideration.

(b) Other Recovery. If any Losses sustained by an Indemnitee are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnitee), the Indemnitee shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. The amount of any Losses subject to indemnification under Section 9.2 shall be reduced by the amounts actually recovered by any Indemnitee, as applicable, under applicable insurance policies or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnitee) with respect to claims related to such Losses (net of any unrecovered amounts, costs or expenses incurred in connection with the recovery or receipt of such insurance proceeds, including any increases in insurance premiums or retroactive premiums resulting therefrom), and if any Indemnitee receives such insurance proceeds or indemnity, contribution or similar payments after the settlement of any indemnification claim under Section 9.2, as applicable, such Indemnitee shall refund to the Indemnitor that made such indemnification payment the amount of such insurance proceeds (net of any unrecovered amounts, costs or expenses incurred in connection with the recovery or receipt of such insurance proceeds, including any increases in insurance premiums or retroactive premiums resulting therefrom) or indemnity, contribution or similar payments, up to the amount received in connection with such indemnification claim. It is the intention of the Parties that no insurer or third party shall be entitled to any benefit or right it would not be entitled to receive in the absence of this paragraph.

(c) Damage Exclusions. Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable Law, no Party shall be liable to any other Person for, either in contract or in tort, and Losses shall not include, any speculative or punitive damages (other than any such damages payable to a third Person).

(d) Double Recovery. No Buyer Indemnitee or Seller Indemnitee shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss.

(e) Mitigation. Each Indemnitee shall use commercially reasonable efforts (determined without regard to any indemnification rights of such Person hereunder (i.e., as if such Person had no such rights hereunder)) to mitigate any Loss for which such Indemnitee seeks indemnification, in each case solely to the extent required by Law. Each Indemnitee shall, and shall cause its Affiliates to, use commercially reasonable efforts to pursue any and all rights or benefits (including rights to be indemnified and held harmless or rights to be reimbursed for, or to share, certain costs, or expenses) with respect to any matter that is indemnifiable pursuant to Section 9.2, in each case solely to the extent required by Law.

9.5 Notice and Determination of Claims. If any Indemnitee believes that it has sustained or incurred any Losses that are indemnifiable under this Article IX (a “Claim”), such Indemnitee shall so notify the Indemnitor promptly in writing specifying the basis hereunder upon which the Indemnitee’s claim for indemnification is asserted and the facts and circumstances concerning such Claim, describing such Losses, the amount thereof, or a good faith estimate of the amount, and the method of computation of such Losses, all with reasonable particularity, in each case to the extent known (the “Claim Notice”). After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnitee shall be entitled under this Article IX shall be determined: (a) by the written agreement between the Parties; (b) by a final judgment or decree of any court of competent jurisdiction; or (c) by any other means to which the Parties shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnitee shall have the burden of proof in establishing the amount of Losses suffered by such Indemnitee. A failure by an Indemnitee to give timely, complete or accurate notice as provided in this Section 9.5 or in Section 9.6 will not affect the rights or obligations of any Party except and only to the extent that the Party entitled to receive such notice was materially damaged or prejudiced as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder or otherwise.

9.6 Third Party Claims.

(a) Promptly following the receipt of notice of a Claim by a third party against a Buyer Indemnitee or Seller Indemnitee (a “Third Party Claim”), the Party receiving the notice of the Third Party Claim shall provide the other Parties with a Claim Notice with respect to such Third Party Claim. Subject to receiving a confidentiality undertaking from the Indemnitor and any redactions that the Indemnitee determines are advisable for purposes of maintaining privilege, such Claim Notice shall be accompanied by copies of all documents and information relevant to the Third Party Claim and in the Indemnitee’s possession.

(b) Subject to Section 9.6(c), the Indemnitor shall have the option to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim as to which indemnification is sought by any Indemnitee from any Indemnitor hereunder. The Indemnitor shall notify the Indemnitee in writing, as promptly as possible (but in any case before the earlier of (i) the due date for the answer or response to the Third Party Claim and (ii) thirty (30) days after receipt of the notice of Third Party Claim given by the Indemnitee to the Indemnitor under Section 9.6(a) of its election to assume the defense of such Third Party Claim). The Indemnitee may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Claim as to which the Indemnitor has so elected to conduct and control the defense thereof. Should an Indemnitor assume the defense of a Third Party Claim in accordance with this Section 9.6, the Indemnitor shall not be liable to the Indemnitee for any legal expenses incurred by the Indemnitee in connection with the investigation or defense thereof; provided that in the event such Third Party Claim is decided adversely to the Indemnitee resulting in Losses for which the Indemnitor is required to indemnify the Indemnitee pursuant to this Article IX, the Indemnitor shall pay any such legal expenses incurred by the Indemnitee prior to the date the Indemnitor assumes control of the defense of the Third Party Claim. Should the Indemnitor not elect to conduct and control the defense of any Third Party Claim, the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Claim.

(c) Any Party controlling the defense of any Third Party Claim shall conduct the defense of such Third Party Claim with reasonable diligence and shall keep the other Parties reasonably informed of the status thereof. Whether or not the Indemnitor or Indemnitee shall control the defense of a Third Party Claim, neither the Indemnitor nor the Indemnitee shall consent to the entry of any judgment, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnitee or Indemnitor, as applicable (such consent not to be unreasonably withheld, conditioned or delayed). The Indemnitee shall reasonably cooperate in connection with any Third Party Claim pursuant to this Section 9.6 and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided that, notwithstanding anything in this Section 9.6 to the contrary, the Indemnitee shall not be required to take any action hereunder that would adversely affect, or require or constitute a waiver of, any attorney-client or other privilege.

Article X
TAX MATTERS

10.1 Allocation of Liability for Taxes. In the case of any Taxes that are attributable to a Straddle Period, the Parties shall use the following conventions for determining the portion of such Tax that relates to a Pre-Closing Tax Period and the portion that relates to a Post-Closing Tax Period: (a) in the case of real property or personal property Taxes and other similar Taxes attributable to the Purchased Assets imposed on a periodic basis, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period commencing before the Closing Date and ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and the remaining amount of such Taxes shall be attributable to the Post-Closing Tax Period; and (b) in the case of all other Taxes, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology,” and the remaining amount of the Taxes for such period shall be attributable to the Post-Closing Tax Period; provided, however, that for purposes of clause (b), exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period.

10.2 Cooperation; Tax Actions. Buyer and Sellers shall cooperate (i) in the preparation and timely filing of any Tax Return relating to the Technology Business, the Purchased Assets, or the Transferring Employees; and (ii) in any audit or other proceeding with respect to Taxes or Tax Returns relating to the Technology Business, the Purchased Assets, or the Transferring Employees. Such cooperation shall include making available any relevant information, records, or other documents relating to any Taxes or Tax Returns relating to the Technology Business, the Purchased Assets, or the Transferring Employees. Buyer and Sellers also agree to provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. Neither Buyer nor any of its Affiliates shall make or cause to be made any actual or deemed election under Sections 336(e) or 338 of the Code, or any corresponding provisions of state, local or non-U.S. Laws, with respect to the acquisition of the Rubicon International Equity Interests in connection with the transactions contemplated by this Agreement.

10.3 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Purchased Assets to Buyer under this Agreement (collectively, “Transfer Taxes”) shall be borne 50% by Buyer and 50% by Sellers up to a maximum aggregate amount of $200,000 and 100% by Sellers thereafter, and Sellers shall file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, provided that Buyer shall join in the execution of such Tax Returns or other documentation to the extent required by applicable Law. At least fifteen (15) Business Days prior to the due date of any Tax Return for Transfer Taxes, Sellers shall deliver to Buyer a summary of Sellers’ determination of the amount of Transfer

Taxes payable. Buyer and Sellers shall cooperate in good faith to make any changes to such summary as the parties may deem appropriate, and Buyer shall remit to Sellers by wire transfer to an account designed by Sellers its share of any such Transfer Taxes up to a maximum amount of $100,000 (the “Buyer’s Transfer Tax Cap”) at least one (1) Business Day prior to the applicable due date. Sellers shall promptly pay when due all such required amounts to the appropriate Governmental Authority. For the avoidance of doubt, (i) Sellers’ share of Transfer Taxes shall constitute a Transaction Expense, (ii) Sellers shall be responsible for and promptly pay 100% of any Transfer Taxes in excess of $200,000, and (iii) Buyer’s aggregate obligation in respect of Transfer Taxes shall not exceed Buyer’s Transfer Tax Cap.

10.4 Allocation.

(a) Within sixty (60) days of the Closing Date, Buyer shall provide to Sellers a schedule, prepared in accordance with the applicable provisions of the Code and the methodologies set forth on Exhibit I attached hereto (the “Purchase Price Allocation Schedule”), allocating the purchase price (including the Assumed Liabilities) among the Purchased Assets.

(b) If within thirty (30) days of receiving the Purchase Price Allocation Schedule, Sellers have not objected, the Purchase Price Allocation Schedule shall be final and binding. If within thirty (30) days, Sellers object to the Purchase Price Allocation Schedule, Sellers and Buyer shall cooperate in good faith to resolve their differences. If Sellers and Buyer are unable to resolve any disputed items, then each Party may allocate the purchase price (including the Assumed Liabilities) among the Purchased Assets as such Party believes is appropriate.

(c) The Parties hereto shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the purchase price. The Parties hereto agree for all Tax reporting purposes to report the transactions in accordance with the agreements herein and the Purchase Price Allocation Schedule, as adjusted pursuant to the preceding sentence, (if agreed to by the Parties) and to not take any position during the course of any audit or other proceeding inconsistent with the agreements as to Tax treatment herein or with such schedule unless required by a determination of the applicable Governmental Authority that is final.

10.5 Bulk Sales. Buyer and Sellers hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer hereunder, it being understood and agreed that any Liabilities arising out of any failure by Sellers to comply with the requirements and provisions of any such bulk sales, bulk transfer or similar Laws shall be treated as Excluded Liabilities.

Article XI
MISCELLANEOUS AND GENERAL

11.1 Disclaimer; No Additional Representations; No Reliance.

(a) BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS THAT ARE EXPRESSLY SET FORTH IN ARTICLE IV OR ARTICLE V OF THIS AGREEMENT OR AS may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, SELLERS AND THEIR AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES. WITHOUT LIMITING THE FOREGOING AND FOR THE AVOIDANCE OF DOUBT, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT NONE OF SELLERS OR ANY OF THEIR RESPECTIVE DIRECT OR INDIRECT AFFILIATES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER OR BUYER’S USE OF ANY CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENTATION OR ANY INFORMATION, DOCUMENT OR MATERIAL MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” AND ONLINE “DATA SITES,” MANAGEMENT PRESENTATIONS OR ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (NOR HAS BUYER RELIED ON ANY SUCH INFORMATION IN DETERMINING TO ENTER INTO THIS AGREEMENT), IN EACH CASE, EXCEPT TO THE EXTENT SUBJECT TO ANY REPRESENTATION OR WARRANTY SET FORTH HEREIN OR THEREIN.

(b) EACH SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER OR GUARANTOR THAT ARE EXPRESSLY SET FORTH IN ARTICLE VI OR ARTICLE VII OF THIS AGREEMENT, BUYER, GUARANTOR AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM AND HAVE NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE TO SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, ANY REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED).

(c) IN CONNECTION WITH BUYERS’ REVIEW AND ANALYSIS OF THE TECHNOLOGY BUSINESS, BUYER (EITHER DIRECTLY OR THROUGH ITS REPRESENTATIVES) MAY HAVE RECEIVED FROM OR ON BEHALF OF SELLERS AND/OR REPRESENTATIVES THEREOF CERTAIN ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS (EITHER FINANCIAL OR OTHERWISE). BUYER ACKNOWLEDGES AND AGREES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS, (II) BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, (III) BUYER HAS NOT RELIED UPON THE ESTIMATES, FORECASTS, BUDGETS, PLANS OR PROJECTIONS FURNISHED TO IT, (IV) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS SO FURNISHED TO BUYER (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS), AND (V) BUYER SHALL HAVE NO CLAIM, NOR SHALL IT OR ITS REPRESENTATIVES ASSERT ANY CLAIM, AGAINST SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WITH RESPECT THERETO, IN EACH CASE, EXCEPT TO THE EXTENT SUBJECT TO ANY REPRESENTATION OR WARRANTY SET FORTH HEREIN.

11.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the Party incurring such expenses, except as expressly provided herein.

11.3 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns, but is not assignable by any Party without the prior written consent of the other Parties.

11.4 Third Party Beneficiaries. Other than (x) Article IX (with respect to each Party’s additional indemnitees) and (y) Section 2.4(a)(i) (with respect to the holders of record of the issued and outstanding Class A shares of Parent and issued and outstanding Class B units of Rubicon Tech Holdings as of the record date of the meeting at which the Requisite Stockholder Approval) of this Agreement, each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties (and their permitted successors and assigns).

11.5 Further Assurances. The Parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each Party shall cooperate affirmatively with the other Parties, to the extent reasonably requested by such other Parties, to enforce rights and obligations herein provided.

11.6 Notices. Any notice or other communication provided for herein or given hereunder to a Party must be in writing, and will be deemed given (a) on the date sent by email with portable document format (.pdf) (in each case, electronically confirmed), (b) on the date delivered when delivered in person, (c) four (4) Business Days following mailing if mailed by first class registered or certified mail, postage prepaid, or (d) on the date following sending if sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Buyer or the Guarantor:

c/o Rodina Management US Inc.

595 Glenridge Rd

Key Biscayne, FL 33149
Attention: Jose Miguel Enrich Linero
Phone: (786) 710-2765
Email: josemiguel@rodinaus.com

with a copy to (which will not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019
Attention: Laura C. Turano
Phone: (212) 373-3659
Email: lturano@paulweiss.com

If to any Seller:

c/o Rubicon Technologies, Inc.
950 E Paces Ferry Rd NE Suite 810

Atlanta, GA
Attention: Philip Rodoni, Chief Executive Officer
Phone: (336) 870-2225
Email: phil.rodoni@rubicon.com

with a copy to (which will not constitute notice):

Winston & Strawn LLP
800 Capitol St., Suite 2400
Houston, TX 77002-2925
Attention: Michael Blankenship, Louis Savage
Phone: (713) 651-2678; (713) 651-2797
Email: Mblankenship@winston.com; Lsavage@winston.com

or to such other address with respect to a Party as such Party notifies the other in writing as above provided.

11.7 Complete Agreement. This Agreement and the Schedules and Exhibits hereto and the other documents delivered by the Parties in connection herewith, together with the Confidentiality Agreement entered into between Rubicon Global, LLC and Rodina Management Inc, dated February 22, 2024 (the “Confidentiality Agreement”), contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. The Parties agree that prior drafts of this Agreement and the other documents contemplated by this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the Parties with respect hereto or thereto.

11.8 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

11.9 Amendment. This Agreement may be amended or modified only by an instrument in writing specifically designated as an amendment hereto, duly executed by each Seller and Buyer.

11.10 Waiver. Sellers and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by Sellers and Buyer. No failure of any Party to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver of any such Party’s right to demand strict compliance with the terms of this Agreement.

11.11 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the state of Delaware. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the state of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 11.11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.12 Severability. So long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, Buyer and Sellers shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.13 Counterparts. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of a facsimile, portable document format (.pdf) transmission, or other electronic transmission of such Party’s signature, and such facsimile, portable document format (.pdf), or other electronically transmitted signature shall be deemed to constitute the original signature of such Party.

11.14 Enforcement of Agreement.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to (i) any other remedy to which they are entitled hereunder, at law or in equity, prior to the Closing Date, or (ii) any other remedy to which they are entitled hereunder after the Closing Date.

(b) Notwithstanding the foregoing or anything herein or in any document contemplated herein to the contrary, it is hereby acknowledged and agreed that Sellers shall be entitled to seek specific performance to cause the Guarantor to fund the Obligations in accordance with Section 11.18.

(c) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.15 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(ii) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including”, or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Technology Business. Each representation or warranty of Sellers in this Agreement is made only with respect to such Seller’s operation of the Technology Business prior to the Closing and, notwithstanding anything to the contrary herein, no Seller is making any representation or warranty with respect to any other business conducted by such Seller.

(ix) Other Rules of Interpretation. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Law will be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms of this Agreement and such Contract; provided that with respect to any Contract listed on any Schedule, all such amendments, modifications or supplements (other than such amendments, modifications or supplements that are immaterial) must also be listed in such Schedule. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other theory extends and such phrase will not mean “if”. References to any Person include the predecessors, successors and permitted assigns of that Person. The term “made available” and words of similar import mean that the relevant documents, instruments or materials were posted and made available (and not removed) on the due diligence data site maintained by Sellers in connection with the transactions contemplated by this Agreement, in each case, prior to the date of this Agreement.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

11.16 Disclosure Schedules. The Schedules have been arranged, for purposes of convenience only, as separately titled Schedules corresponding to the Sections of this Agreement. Notwithstanding anything to the contrary contained in the Schedules or in this Agreement or the omission of any cross reference thereto, the information and disclosures contained in any Schedule shall be deemed to be disclosed and incorporated by reference in any other Schedule as though fully set forth in such Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Schedule: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, Liability or other obligation of any kind exists with respect to any item; (c) with respect to the enforceability of Contracts with third parties, the existence or non-existence of third party rights, the absence of breaches or defaults by third parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any entity or person who is not a Party; (d) shall not be deemed or interpreted to broaden or to narrow the representations and warranties, obligations, covenants, conditions or agreements of Sellers contained in this Agreement; and (e) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Unless the context otherwise requires (for example, a Schedule corresponds to a representation and warranty that requires disclosure of information that is “material” or that would reasonably be expected to constitute a “Material Adverse Effect”), such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules is or is not material for purposes of this Agreement.

11.17 Independent Legal Counsel; Continuing Representation. Each Party has had the benefit of independent legal counsel with respect to the preparation of this Agreement. This Agreement expresses the mutual intent of the Parties, and each Party has participated equally in its preparation. Accordingly, the rule on construction against the drafting party shall have no application to this Agreement. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Winston & Strawn LLP may serve as counsel to each and any of Seller, the members of its board of managers, and its Affiliates (individually and collectively, the “Seller Group”) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Winston & Strawn LLP (or any successor) may serve as counsel to the Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation.

11.18 Guarantee. To induce Sellers to enter into this Agreement, the Guarantor hereby irrevocably and unconditionally guarantees to Sellers, the full, complete and punctual payment, if and when due, of all Obligations and whenever Buyer does not pay or perform any of the Obligations in accordance with their respective terms, the Guarantor shall, immediately on demand by Parent, pay or perform such Obligations as if it were the primary obligor primarily liable for the performance thereof and not as a mere surety. The obligations of the Guarantor pursuant to this Section 11.18 shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any bankruptcy, winding up or analogous proceedings relating to, Buyer or the Guarantor. The Guarantor hereby waives any right to require a proceeding first against Buyer following such time as Buyer does not pay or perform any Obligation.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement to be effective as of the day and year first above written.

BUYER:

WASTECH CORP.

By:	/s/ Jose Miguel Enrich Linero
Name:	Jose Miguel Enrich Linero
Title:	President

GUARANTOR:

GAFAPA, S.A. DE C.V. (solely for purposes of Article VI and Section 11.18 hereof)

By:	/s/ Fernando Gerardo Chico Pardo
Name:	Fernando Gerardo Chico Pardo
Title:	Sole Administrator

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement to be effective as of the day and year first above written.

PARENT:

RUBICON TECHNOLOGIES, INC.

By:	/s/ Philip Rodoni
Name:	Philip Rodoni
Title:	Chief Executive Officer

RUBICON TECH HOLDINGS:

RUBICON TECHNOLOGIES HOLDINGS, LLC

By:	/s/ Philip Rodoni
Name:	Philip Rodoni
Title:	Chief Executive Officer

EXHIBIT A

DEFINITIONS

The definitions of terms capitalized and used throughout this Agreement are as follows:

“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).

“Accounts Receivable” means any trade accounts receivable, amounts to be paid for work in process, notes receivable, other receivables and all other rights to payment owed to any Seller to the extent related to the Technology Business, including Aged A/R.

“Action” or “Actions” means any lawsuit, mediation, legal proceeding, administrative enforcement proceeding, arbitration proceeding or other similar proceeding or adjudicative matter by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Aged A/R” means any accounts receivable of the Technology Business that are more than (90) days past due as of the Closing Date.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Bill of Sale, TSA, Workspace Assignment, IP Assignment, Equity Interest Assignment and Subcontract Agreement.

“Annual Recurring Revenue” means gross annual revenue of the Technology Business attributable to customer contracts of greater than one year duration, which is to be calculated in accordance with Exhibit H.

“Assigned Contracts” has the meaning set forth in Section 2.1(a)(iii).

“Assignable Shared Contracts” has the meaning set forth in Section 8.9(a).

“Assumed Liabilities” has the meaning set forth in Section 2.1(c).

“Bill of Sale” has the meaning set forth in Section 3.2(a).

“Business Confidential Information” means Confidential Information to the extent included in the Purchased Assets.

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank located in New York City, New York, is closed.

“Business Employees” means each individual who is employed by any Seller (or an Affiliate thereof) and whose services primarily or exclusively relate to the Technology Business (including each employee who is not actively at work on account of illness, disability or leave of absence).

EXHIBIT A-1

“Business Intellectual Property” has the meaning set forth in Section 2.1(a)(v).

“Business Records” has the meaning set forth in Section 2.1(a)(ix).

“Business Shared Contracts” has the meaning set forth in Section 4.7(d).

“Buyer” has the meaning set forth in the preamble.

“Buyer Disclosure Schedules” has the meaning set forth in the preamble of Article VI.

“Buyer Documents” has the meaning set forth in Section 6.2.

“Buyer Indemnifying Parties” has the meaning set forth in Section 9.2(a).

“Buyer Indemnitees” has the meaning set forth in Section 9.2(b).

“Buyer Licensed IP” means any and all Business Intellectual Property (other than Marks and Internet Properties) used in the conduct of the Retained Business as of the Closing Date; provided, that the Buyer Licensed IP shall exclude all Patents other than those set forth on Schedule 8.4(b)(ii).

“Buyer Officer Certificate” has the meaning set forth in Section 3.3(g).

“Buyer Welfare Plans” has the meaning set forth in Section 8.7(b).

“Buyer’s Transfer Tax Cap” has the meaning set forth in Section 10.3.

“Cash and Cash Equivalents” means the amount of cash and other cash equivalents (including marketable securities) convertible into cash and available for use within thirty (30) days of the Closing (plus deposits in transit and incoming wires, less outstanding checks and outgoing wires), in each case as of the Effective Time, and excludes restricted cash including any deposits to secure the Technology Business’ or any Seller’s obligations with respect to the Technology Business.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.

“Change of Control” means any transaction or a series of transactions the result of which is: (i) the acquisition by any Person or “group” (as defined in the Securities Exchange Act of 1934, as amended) of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of an entity; (ii) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Securities Exchange Act of 1934, as amended) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of an entity or the surviving Person outstanding immediately after such combination; or (iii) a sale of all or substantially all of the assets of an entity.

“Claim” has the meaning set forth in Section 9.5.

EXHIBIT A-2

“Claim Notice” has the meaning set forth in Section 9.5.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Consideration” means an amount equal to $68,200,000.

“COBRA” has the meaning set forth in Section 4.10(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” has the meaning set forth in Section 8.3(b).

“Confidential Data” means all data for which Sellers are required by Law or Contract to safeguard and/or keep confidential or private with respect to the conduct of the Technology Business.

“Confidential Information” means all information of Sellers or any of their Affiliates on the one hand, or Buyer or any of its Affiliates on the other hand, in each case, of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, financial condition, services, products or research or development of such Person, or any of its suppliers, customers, independent contractors, or other business relations. Confidential Information includes the following: (a) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate, and pricing structures, and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, such Person’s suppliers, customers, independent contractors, or other business relations and their confidential information; (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, models, data, and data bases relating thereto; and (d) other Intellectual Property of such Person. Notwithstanding the foregoing, Confidential Information shall not include information that (i) is or becomes generally known or available to the public through no unauthorized action or omission, including a breach of any confidentiality obligations, or any other action or omission outside of the ordinary course of business at or prior to the time of disclosure; (ii) becomes known to the disclosing party (or one of its Affiliates) after the Closing Date without any restriction on disclosure, which has not been disclosed to the disclosing party in violation of any Contract; or (iii) is required to be disclosed by any Law, provided, however, that prompt notice of said requirement shall have been given to the non-disclosing party.

“Confidentiality Agreement” has the meaning set forth in Section 11.7.

“Consent” means any consent, approval, authorization, qualification, waiver, registration, license, permit, filing, franchise, certificate, action, nonaction or notification required to be obtained from, filed with or delivered to a third party (including a Governmental Authority) in connection with the consummation of the transactions provided for in this Agreement.

EXHIBIT A-3

“Contracts” means all written contracts, leases, licenses, indentures, notes, bonds, mortgages, and other agreements (other than purchase orders and sale orders entered into in the Ordinary Course of Business), to which a Seller is a party that are in effect on the date of this Agreement.

“COVID-19” means a coronavirus disease.

“Divested Business” has the meaning set forth in Section 8.4(b)(v).

“Earn-Out Calculation” has the meaning set forth in Section 2.4(b)(i).

“Earn-Out Calculation Delivery Date” has the meaning set forth in Section 2.4(b)(i).

“Earn-Out Calculation Objection Notice” has the meaning set forth in Section 2.4(b)(ii).

“Earn-Out Calculation Statement” has the meaning set forth in Section 2.4(b)(i).

“Earn-Out Event” has the meaning set forth in Section 2.4(a).

“Earn-Out Payment” has the meaning set forth in Section 2.4(a).

“Effective Time” has the meaning set forth in Section 3.1.

“Employee Plan” or “Employee Plans” has the meaning set forth in Section 4.10(a).

“Environment” means the environment, including subsurface land, climate, soil, water, surface waters, groundwater, land, stream sediments, air and other environmental media.

“Environmental Law” means all Laws or Orders with respect to pollution or protection of the Environment or human health and safety, including CERCLA.

“Equity Interest Assignment” has the meaning set forth in Section 3.2(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each trade or business, whether or not incorporated, that would be treated or would at any relevant time have been treated as a single employer with any Seller pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Insurance Claims” has the meaning set forth in Section 8.11(b).

“Excluded Liabilities” has the meaning set forth in Section 2.1(d).

EXHIBIT A-4

“Excluded Tax” means any Liability for the following Taxes: (a) Taxes imposed on or owed by any Seller (or any Affiliate thereof) for any Tax period; (b) Taxes of the Transferred Entities or Taxes that relate to the Purchased Assets, the Technology Business, or any Transferring Employee, in each case for any Pre-Closing Tax Period (or portion thereof); (c) Taxes of another Person payable pursuant to any Contract for any Pre-Closing Tax Period; and (d) Transfer Taxes borne by Sellers pursuant to Section 10.3.

“Existing Credit Agreements” shall mean (a) that certain Credit, Security and Guaranty Agreement, dated as of June 7, 2023, by and among, certain subsidiaries of Parent, as borrowers, Parent, as a guarantor, Acquiom Agency Services, LLC, as agent and the lenders from time to time party thereto, (b) that certain Credit, Security and Guaranty Agreement, dated as of June 7, 2023, by and among, certain subsidiaries of Parent, as borrowers, Parent, as a guarantor, Midcap Funding IV Trust, as agent and the lenders from time to time party thereto and (c) that certain Loan and Security Agreement, dated as of December 22, 2021, by and among certain subsidiaries of Parent, as borrowers and loan party obligors, Parent and certain subsidiaries of Parent as loan party obligors, Mizzen Capital, LP, as agent and the lenders from time to time party thereto, in each case of clauses (a), (b) and (c), as amended through the date hereof and as further amended from time to time.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Fraud” means: (a) with respect to Sellers, as finally determined by a court of competent jurisdiction, a false representation made by any Seller in Article IV or Article V of fact, made with knowledge or belief or with reckless indifference as to its falsity, with an intent to induce Buyer to act or refrain from acting and upon which Buyer reasonably relied to its detriment; and (b) with respect to Buyer and Guarantor, as finally determined by a court of competent jurisdiction, a false representation made by Buyer or Guarantor in Article VI or Article VII of fact, made with knowledge or belief or with reckless indifference as to its falsity, with an intent to induce any Seller to act or refrain from acting and upon which such Seller reasonably relied to its detriment. For the avoidance of doubt, the definition of Fraud in this Agreement does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated by this Agreement for, (i) constructive fraud or other claims based on constructive knowledge, negligence, or similar theories, or (ii) equitable fraud, promissory fraud, unfair dealings fraud, or any other fraud based claim or theory.

“Fundamental Reps” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4(a)(i), Section 5.1 and Section 5.2.

“GAAP” means United States generally accepted accounting principles.

“General Enforceability Exceptions” has the meaning set forth in Section 4.3.

“Governing Body” means, with respect to any Person, the board of directors, the board of managers, the managing member, the manager or such other governing body of such Person.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency, commission, department or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court, tribunal or any (public or private) arbitrator or arbitral body.

“Governmental Official” means any official or Representative of any Governmental Authority or public international organization, any political party or employee thereof or any candidate for political office.

EXHIBIT A-5

“Guarantor” has the meaning set forth in the preamble.

“Guarantor Documents” has the meaning set forth in Section 7.2.

“Guarantor Officer Certificate” has the meaning set forth in Section 3.3(i).

“Hazardous Material” means any material, substance or waste that is regulated under or pursuant to any Environmental Law, including “hazardous substance,” as defined in Section 101 of CERCLA, and “hazardous waste” as defined in Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., “pollutant or contaminant,” and “petroleum,” as those terms are defined or used in Section 101 of CERCLA, or any other material, substance or waste for which liability or standards of conduct may be imposed under or pursuant to any Environmental Law.

“Included Annual Contract Accounts” means any cash, trade accounts received, amounts paid for work in process, notes received or any other payments received or collected by any Seller for the period between April 1, 2024 and the Closing Date to the extent related to any customer contract for the Technology Business with an initial term of greater than one year.

“Indebtedness” means, with respect to any Person, without duplication: (a) any indebtedness for borrowed money, (b) any indebtedness evidenced by a note, bond or debenture, or other similar instruments, (c) letters of credit, performance bonds, bid bonds or other sureties of any kind to the extent drawn, (d) all obligations under forward currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements, (c) all obligations of such Person as lessee that are, or pursuant to GAAP, should be, recorded as finance leases, unless related to a Purchased Asset or Assumed Liability, (f) all obligations of such Person to pay the deferred purchase price of property, equipment or services, (g) all indebtedness created or arising under any conditional sale or other title retention Contract with respect to property acquired, (h) all outstanding severance and retention obligations (including the employer portion of any employment or payroll Taxes related thereto), (i) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which such Person is responsible or liable as guarantor, (j) any interest, principal, prepayment penalty, fees or expenses to the extent paid in respect of those items listed in clauses (a) through (i) of this definition; provided, however, that notwithstanding any other provision of this Agreement, Indebtedness shall not include any of the Liabilities of the Technology Business under, pursuant to or in connection with (i) any letters of credit, performance bonds, bid bonds or other sureties of any kind to the extent undrawn, and (ii) any trade payable or other accrued liability (excluding Pre-Paid Contract Costs).

“Indemnitee” means a Seller Indemnitee or a Buyer Indemnitee, as applicable.

“Indemnitor” means any of Buyer or Sellers, as applicable, providing indemnification under Article IX.

EXHIBIT A-6

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form, excluding, for avoidance of doubt, all Software.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including the following: (i) patents and applications therefor (whether provisions or non-provisional, regional or international), including all divisionals, continuations, continuations-in-part, reissues, examinations, renewals, extensions and substitutions of any of the foregoing, (ii) trade secrets and other confidential information and know-how protectable under applicable Law, which may include technical, scientific and regulatory information, techniques, data, processes, methods, inventions (whether or not patentable), formulae, formulations, compositions, specifications, and marketing, pricing, distribution, cost and sales information (“Know-How”), (iii) Trademarks, trade dress, logos, brand and corporate names, and other similar indicia of source or origin, together with all of the goodwill associated therewith (“Marks”) (iv) Internet domain names, IP addresses, online or other electronic identifiers, social media names, tags or handles, and all registrations and applications for registration thereof (“Internet Properties”), and (v) copyrights and registrations and applications therefor.

“Interim Financial Data” has the meaning set forth in Section 4.5(a).

“Interim Summary of Working Capital” has the meaning set forth in Section 4.5(a).

“IP Assignment” has the meaning set forth in Section 3.2(d).

“IRS” has the meaning set forth in Section 4.10(b).

“Know-How” has the meaning set forth in the definition of “Intellectual Property”.

“Law” means any law, common law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Liabilities” means any obligation, liability or commitment of any nature (whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any obligation or liability for Taxes, and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Licensee” means (i) with respect to the Seller Licensed IP, Buyer and its Affiliates (including, following the Closing, the Transferred Entities) and (ii) with respect to the Buyer Licensed IP, Sellers and their respective Subsidiaries.

EXHIBIT A-7

“Licensed IP” shall mean, as applicable, the Seller Licensed IP and the Buyer Licensed IP.

“Licensor” means (i) with respect to the Seller Licensed IP, each Seller and their respective Subsidiaries and (ii) with respect to the Buyer Licensed IP, Buyer and its Affiliates (including, following the Closing, the Transferred Entities).

“Liens” means any mortgage, pledge, lien, license, encumbrance, charge, or other security interest.

“Limitation Date” has the meaning set forth in Section 9.1(f).

“Lookback Date” means August 15, 2022.

“Losses” has the meaning set forth in Section 9.2(a).

“Marks Transition Period” has the meaning set forth in Section 8.4(b).

“Material Adverse Effect” means any event, condition, state of facts, change, occurrence, circumstance or development that, individually or in the aggregate, (i) impairs, hinders, delays or adversely affects, or would reasonably be expected to impair, hinder, delay or adversely affect, in any material respect, the ability of any Seller or its Affiliates to perform their obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) has a material adverse effect on the business, operations, results of operations, or financial condition of the Technology Business, but (solely for purposes of the foregoing clause (ii)) excluding any change, occurrence, circumstance or development (a) resulting from general economic conditions (including prevailing interest rates, exchange rates, commodity prices, and fuel costs) or political conditions, in each case, whether as a result of acts of terrorism, war (whether or not declared), armed conflicts, weather conditions or other acts of God (including storms, earthquakes, floods or other natural disasters) or otherwise, (b) resulting from any epidemic, pandemic, disease outbreak (including, for the avoidance of doubt, COVID-19) or other health crisis or public health event, including the worsening thereof, (c) affecting companies in the industry in which it conducts its business generally, (d) resulting from any action taken by Seller at the express written request of Buyer, (e) resulting from changes in GAAP or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation or change to applicable Law after the date hereof, (f) any failure, in and of itself, of the Technology Business to meet any published or internally prepared projections, budgets, plans, or forecasts of revenues, earnings, or other financial performance measures or operating statistics (it being agreed that the underlying cause of any such failure described in this clause (f) may be considered in determining whether or not a Material Adverse Effect has occurred), (g) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby, (h) resulting from any action or omission taken pursuant to the express written request or with the express written consent of Buyer or its Affiliates; provided that, in the case of clauses (a), (b), (c) and (e), any such event, condition, state of facts, change, occurrence, circumstance or development may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent any such event, condition, state of facts, change, occurrence, circumstance or development is reasonably likely to have a disproportionate adverse effect on the Technology Business as compared to other participants in the industry in which such the Technology Business operates.

EXHIBIT A-8

“Material Contracts” has the meaning set forth in Section 4.11(a).

“New Technology Business Contracts” has the meaning set forth in Section 8.2(c).

“Non-Assignable Shared Contracts” has the meaning set forth in Section 8.9(b).

“NYSE” means The New York Stock Exchange or any successor thereto.

“Obligations” means all of Buyer’s obligations to pay (a) all amounts described in Article II (including, for the avoidance of doubt, payment of any Earn-Out Payment that becomes due and payable pursuant to Section 2.4), and (b) all fees and expenses incurred by Buyer in connection with the transactions contemplated hereby.

“Open Source Software” shall mean any Software that is licensed pursuant to a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses/alphabetical or that is considered “free” or “open source software” by the Free Software Foundation.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Technology Business through the date hereof consistent with past custom and practice.

“Organizational Documents” means (i) the certificate or articles of incorporation, organization or formation and the by-laws, the partnership agreement or operating or limited liability company agreement (as applicable), and (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any applicable Law.

“Parent” has the meaning set forth in the preamble.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permits” has the meaning set forth in Section 4.9.

“Permitted Liens” means (a) Liens for Taxes of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements, (b) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course of Business or by operation of Law if the underlying obligations are not delinquent, (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (d) purchase money liens and liens securing rental payments under capital lease arrangements arising or incurred in the Ordinary Course of Business, (e) title and other rights of a lessor arising under or in connection with a capital or operating lease arising or incurred in the Ordinary Course of Business, (f) non-exclusive licenses of Business Intellectual Property granted in the Ordinary Course of Business, (g) Liens arising in the Ordinary Course of Business, the existence of which would not reasonably be expected to have more than a de minimis adverse effect on the Technology Business, (h) Liens that will be terminated in full in connection with the Closing; provided, however, that (x) none of the foregoing described in clauses (a) – (f) will individually or in the aggregate have more than a de minimis adverse effect on the continued use and operation of the property to which they relate in the Technology Business as presently conducted and (y) Liens securing Indebtedness incurred under the Existing Credit Agreements or arising from any document related thereto shall not be considered Permitted Liens.

EXHIBIT A-9

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or any Governmental Authority.

“Personal Information” means information that is classified as personal data or personal information under applicable Law.

“Post-Closing Accounts Receivable” means any Accounts Receivable which accrue on or following the Closing Date.

“Post-Closing Tax Period” means any Tax period beginning on or after the Closing Date.

“Pre-Closing Accounts Receivable” means any Accounts Receivable which have accrued prior to the Closing Date but excluding Included Annual Contract Accounts pursuant to Section 2.1(a)(x).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Paid Contract Costs” means the variable cost of goods sold required to service the remaining term of any pre-paid customer contracts outstanding as of the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to the Technology Business: (a) any Laws regulating the Processing of Personal Information or Confidential Data; (b) all provisions of Contracts between Sellers and any Person that impose requirements on the Technology Business related to its Processing of Personal Information or Confidential Data; (c) all of Sellers’ internal written policies and procedures applicable to its Processing of Personal Information or Confidential Data; and (d) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Process” or “Processing” or “Processed” means the creation, collection, use, storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 10.4(a).

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Related Party Agreements” has the meaning set forth in Section 4.19.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other agents, advisors or representatives.

EXHIBIT A-10

“Requisite Stockholder Approval” means the affirmative vote (in person or by proxy) of the stockholders of Parent in accordance with the Organizational Documents of Parent.

“Restricted Period” has the meaning set forth in Section 8.3(a).

“Retained Business” means all businesses other than the Technology Business of Parent and its Subsidiaries.

“Retained Records” has the meaning set forth in Section 8.6(b).

“Review Period” has the meaning set forth in Section 2.4(b)(ii).

“Rubicon Germany” means Rubicon Technologies Germany UG, a German limited liability company.

“Rubicon Germany Equity Interests” means 100% of the equity interests of Rubicon Germany.

“Rubicon International” means Rubicon Technologies International, Inc., a Delaware corporation.

“Rubicon International Equity Interests” means 100% of the equity interests of Rubicon International.

“Rubicon Tech Holdings” has the meaning set forth in the preamble.

“Schedules” means, as the context requires, the Buyer Disclosure Schedules and/or the Seller Disclosure Schedules.

“Security Breach” means any (a) security breach or breach of Personal Information under applicable Law; or (b) material unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Personal Information or Confidential Data; or (c) any material disruption to, or material interruption in, the conduct of their businesses attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any software or technology Used by the Technology Business.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Disclosure Schedules” has the meaning set forth in the preamble of Article IV.

“Seller Documents” has the meaning set forth in Section 4.3.

“Seller Group” has the meaning set forth in Section 11.17.

“Seller Indemnifying Parties” has the meaning set forth in Section 9.2(b).

EXHIBIT A-11

“Seller Indemnitees” has the meaning set forth in Section 9.2(a).

“Seller Licensed IP” shall mean any and all Intellectual Property (other than Marks and Internet Properties) that (i) is owned by any Seller or any of its Subsidiaries as of immediately following the Closing and (ii) is used in the conduct of the Technology Business as of the Closing Date.

“Seller Marks” has the meaning set forth in Section 8.4(a).

“Seller Officer Certificate” has the meaning set forth in Section 3.2(f).

“Seller W-9” has the meaning set forth in Section 3.2(h).

“Sellers’ Knowledge” means the actual knowledge after undertaking a reasonable inquiry of each’s direct reports of Philip Rodoni, Kevin Schubert and Chris Spooner.

“Senior Individuals” has the meaning set forth in Section 8.3(a).

“Shared Contract” means any Contract entered into prior to the Closing that is between any Seller or any of its Subsidiaries, on the one hand, and one or more third parties, on the other hand, that inures to the benefit or burden of both the Technology Business and any business of any Seller that is not the Technology Business, other than any Employee Plan.

“Shared Insurance Policies” has the meaning set forth in Section 8.11(b).

“Significant Customer” has the meaning set forth in Section 4.18.

“Significant Vendor” has the meaning set forth in Section 4.18.

“Software” means all computer software, computer programs, firmware and databases, including source code and object code, development tools, algorithms, comments, user interfaces, menus, buttons and icons, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, and architecture related thereto.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subcontract Agreement” has the meaning set forth in Section 8.2(b)(ii).

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by any Seller.

“Take-Private Transaction” means the merger or other change of control transaction between (w) Buyer or its Affiliate and (x) Parent or its Affiliate intended to result in (y) the delisting of the common stock of Parent from the NYSE and (z) the deregistration of the common stock of Parent pursuant to the Exchange Act.

EXHIBIT A-12

“Tax” or “Taxes” means any federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, service, ad valorem, value-added, transfer, franchise, capital, profits, license, withholding, payroll, employment, excise, severance, stamp, production, occupation, premium, property, disability, registration, escheat or unclaimed property, environmental or windfall profit tax, custom, duty or other imposition of any kind whatsoever in the nature of a tax imposed by any Governmental Authority, and including any interest, penalties and additions to tax imposed with respect thereto.

“Tax Returns” means all returns, statements and reports, including amendments and supporting schedules and attachments, required to be filed in respect of Taxes.

“Technology Business” has the meaning set forth in the recitals.

“Technology Business Contracts” has the meaning set forth in Section 2.1(a)(iii).

“Third Party Claim” has the meaning set forth in Section 9.6(a).

“Total Consideration” has the meaning set forth in Section 2.2.

“Trade Secrets” means, to the extent included in the Purchased Assets, anything that would constitute a “trade secret” under applicable Law, and includes all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, specifications, technologies, processes, expertise (including expertise related to sourcing), algorithms, architectures, layouts, look-and-feel, methodologies, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, know-how, confidential information, proprietary information, research and development, compositions, manufacturing and production processes and techniques, customer lists, supplier and vendor lists, pricing and cost information, business and marketing plans, and proposals, know-how, confidential information or proprietary information, technology and the moral and economic rights of authors and inventors in any of the foregoing.

“Trademarks” means registered United States federal, state and foreign trademarks, service marks and trade names, and pending applications to register the foregoing.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by any Seller, in each case in connection with the transactions contemplated by this Agreement or any other similar strategic alternative process, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; and (c) any fees, costs and expenses or payments of any Seller related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments (including any related Taxes, including the employer portion of any employment or payroll Taxes) made to any current or former Business Employee, in each case solely as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement, whether payable prior to, on or following the Closing Date (excluding, for the avoidance of doubt, the payment of the Closing Date Consideration, Earn-Out Payment, if any, and any payment to the stockholders of Parent pursuant to Section 2.4(a)(i) to Sellers pursuant to this Agreement); (d) all Transfer Taxes borne by Sellers pursuant to Section 10.3; (e) accrued and unpaid bonuses and paid

EXHIBIT A-13

time off as of the Closing Date (even if unrelated to the transactions contemplated by this Agreement); (f) amounts payable (including any related Taxes, including the employer portion of any employment or payroll Taxes) to any third party as a result of the transactions contemplated by this Agreement or any other similar strategic alternative process; (g) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which Sellers or any of their Subsidiaries is responsible or liable as guarantor; and (h) any accrued interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of the foregoing; provided, however, that Transaction Expenses shall not include any fees, costs, payments, expenses or disbursements incurred by, on behalf of or for the account of Buyer and its Affiliates.

“Transaction Matter” has the meaning set forth in Section 9.3.

“Transferred Entities” means Rubicon International and Rubicon Germany.

“Transferring Employees” has the meaning set forth in Section 8.7(a).

“Transfer Taxes” has the meaning set forth in Section 10.3.

“TSA” has the meaning set forth in Section 3.2(b).

“Unassignable Contract” has the meaning set forth in Section 8.2(a).

“Use” or “Used” means, with respect to any asset of any Seller or any of its Affiliates, that such asset is primarily or exclusively used in the operation or conduct of the Technology Business.

“WARN Act” has the meaning set forth in Section 4.15(b).

“Working Capital Adjustment” means an amount equal to $6,500,000.00.

“Working Capital Date” has the meaning set forth in Section 4.5(a).

“Workspace” means the resident membership types set forth on the Workspace Membership Agreement.

“Workspace Assignment” has the meaning set forth in Section 3.2(c).

“Workspace Membership Agreement” means that certain Serendipity Labs Agreement by and between SLM-NY07, LLC DBA Serendipity Labs – New York, NY – Grand Central and Rubicon Tech Holdings, dated February 26, 2024.

EXHIBIT A-14

EXHIBIT B

Form of Bill of Sale, Assignment and Assumption Agreement

EXHIBIT B-1

EXHIBIT C

Form of Transition Services Agreement

EXHIBIT C-1

EXHIBIT D

Form of Assignment WORKSPACE MEMBERSHIP Agreement

EXHIBIT D-1

EXHIBIT E

Form of Intellectual Property Assignment Agreement

EXHIBIT E-1

EXHIBIT F

FORM OF EQUITY INTEREST ASSIGNMENT

EXHIBIT F-1

EXHIBIT G

FORM OF SUBCONTRACT AGREEMENT

EXHIBIT G-1

EXHIBIT H

CALCULATION OF ANNUAL RECURRING REVENUE

EXHIBIT H-1

EXHIBIT I

PURCHASE PRICE ALLOCATION SCHEDULE

Asset Class under Code Section 1060	Description	Methodology for Determining FMV
Class I	Cash and Cash Equivalents	Cash value.
Class II	CDs, Foreign Currency, etc.	The net book value in accordance with GAAP immediately prior to the Closing, as shown on the Financial Statements.
Class IV	Inventory	The net book value in accordance with GAAP immediately prior to the Closing, as shown on the Financial Statements.
Class V	Prepaids	The net book value in accordance with GAAP immediately prior to the Closing, as shown on the Financial Statements.
Class V	Other Current Assets included in Indebtedness	The net book value in accordance with GAAP immediately prior to the Closing, as shown on the Financial Statements.
Class V	Property and Equipment and Leasehold Interests and other Tangible and Intangible Assets (other than those included in Code Section 197)	The net book value in accordance with GAAP immediately prior to the Closing, as shown on the Financial Statements.
Class VI	All Code Section 197 Assets (other than Goodwill and Going Concern Value)	The net book value in accordance with GAAP immediately prior to the Closing, as shown on the Financial Statements.
Class VII	Goodwill and Going Concern Value	Remaining balance.

EXHIBIT I-1